UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MATRIX SERVICE COMPANY
5100 E. Skelly Dr., Ste. 100
Tulsa, OK 74135
PROXY STATEMENT - TABLE OF CONTENTS

MATRIX SERVICE COMPANY
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 5, 2022

This proxy statement, along with a proxy card and our 2022 Annual Report, is first being posted online for our stockholders on or about October 24, 2022

SOLICITATION AND REVOCATION OF PROXIES
The Board of Directors (the “Board”) of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) solicits your proxy for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment thereof. This year's Annual Meeting will be a virtual meeting conducted solely online via live webcast and can be attended by visiting www.virtualshareholdermeeting.com/MTRX2022. This proxy statement and accompanying proxy card were first posted online on or about October 24, 2022. Stockholders of record on October 13, 2022 (the "Record Date") will be entitled to vote at the Annual Meeting, which will begin promptly at 9:00 a.m. (CT). We encourage you to access the Annual Meeting webcast 15 minutes prior to the start time to provide ample time for check-in and to ensure that you can hear audio prior to the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting, please call the technical support number that will be posted on the virtual annual meeting page for assistance. Technical support will be available 15 minutes prior to the start of the Annual Meeting.
If you properly execute and return the accompanying proxy card or vote your proxy by Internet or telephone, your shares will be voted in accordance with your directions. If your proxy is executed and returned with no directions, those shares will be voted FOR each of the Board's nominees in respect to Proposal 1 and FOR Proposals 2, 3, 4 and 5. In addition, the proxy confers authority on the persons named on the proxy card to vote, at their discretion, on any other matters properly presented at the Annual Meeting. The Board is not currently aware of any other such matters. You may revoke your proxy at any time before it is voted by executing a subsequent proxy and sending it to Justin D. Sheets, Corporate Secretary, Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, or by a later dated vote by Internet or by telephone. You may also revoke your proxy by attending and voting at the Annual Meeting. Virtual attendance at the meeting will not itself constitute revocation of a proxy.
We are making our proxy materials available by Internet to expedite your receipt of these materials, reduce the cost of printing and distributing the proxy materials and lower the cost and environmental impact of our Annual Meeting. Beginning on October 24, 2022, we mailed or e-mailed to some of you a “Notice of Internet Availability of Proxy Materials” (“E-Proxy Notice”) with instructions on how to access our proxy materials over the Internet (or, at your preference, on how to request paper copies of the materials) and how to vote. If you received a notice and would prefer to receive paper copies of the proxy materials, please follow the instructions included in the E- Proxy Notice.
HOW TO VOTE
You can vote in any of the following ways:
•Internet. Vote on the Internet at www.proxyvote.com by following the online instructions. If you have Internet access, we encourage you to record your vote on the Internet. The deadline for voting through the Internet is 11:59 p.m. Eastern Time on December 4, 2022.

•Telephone. Vote by telephone by calling 1-800-690-6903 and following the instructions provided by the recorded message. The deadline for voting by telephone is 11:59 p.m. Eastern Time on December 4, 2022.

•Mail. If you requested a paper copy of the proxy materials, you may vote by completing, signing, and dating the proxy card and returning it in the enclosed, postage-paid envelope.

•Meeting. You may attend and vote at the virtual Annual Meeting by:

◦Accessing www.virtualshareholdermeeting.com/MTRX2022;
◦If you are a registered stockholder, have your 16-digit control number located on your E-Proxy Notice or your proxy card (if you received a printed copy of the proxy materials) available; and

◦If you hold your shares in "street name", have your 16-digit control number provided to you by your bank or broker available. If you hold your shares in "street name" and do not have your 16-digit control number, please contact your bank or broker prior to the Annual Meeting.
To vote prior to the Annual Meeting if you hold your shares in "street name", follow the instructions of your bank or broker.
We will bear the cost of this solicitation of proxies. In addition to solicitations by mail, our Directors, officers and employees may solicit proxies from stockholders by telephone, electronically or by other means but will receive no additional compensation for such solicitation. We will cause banks and brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock they hold of record. We will reimburse all reasonable out-of-pocket forwarding expenses.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the Record Date, there were 26,972,621 shares of our common stock, par value $0.01 per share, outstanding. Each outstanding share of our common stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock as of the Record Date is required for a quorum for the transaction of business.
If you hold your shares through an account with a bank or broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority. This is called a “broker non-vote”.
Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board. Abstentions may be specified on all proposals. The following vote is needed in order for the various proposals to be adopted:
Proposal 1 - Election of Directors: The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. This means that the number of shares voted for a director nominee must exceed the number of votes cast against that nominee in order to elect that nominee in an uncontested election. With respect to the election of directors, you may vote for or against each nominee. If you do not instruct your broker how to vote with respect to this item, your broker is not permitted to vote your shares with respect to the election of directors. Abstentions and broker non-votes do not count as votes for or against the nominee's election.
Proposal 2 - Ratification of Independent Registered Public Accounting Firm: The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2023 will be ratified if a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting vote in favor. If you do not instruct your broker how to vote with respect to this item, your broker is permitted to vote your shares in its discretion with respect to this proposal. Abstentions will have the effect of a vote against the proposal.
Proposal 3 - Advisory Vote on Executive Compensation: The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. Abstentions will have the effect of a vote against the proposal.
Proposal 4 - Approval of the First Amendment to the Matrix Service Company 2020 Stock and Incentive Compensation Plan: The approval of the First Amendment to the Matrix Service Company 2020 Stock and Incentive Compensation Plan to increase the maximum authorized shares under the plan by 625,000 shares requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. Abstentions will have the effect of a vote against the proposal.
Proposal 5 - Approval of the Matrix Service Company Amended and Restated Certificate of Incorporation: The approval of our amended and restated certificate of incorporation requires the affirmative vote of a majority of the shares of common stock outstanding. If you do not instruct your broker how to vote with respect to this item, your broker may not vote your shares with respect to this proposal. Abstentions will have the effect of a vote against the proposal.

PROPOSAL NUMBER 1:
Election of Directors
Our organizational documents provide that the number of directors on the Board be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. The Board size is currently fixed at eight members. Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the eight nominees identified below. The Board recommends that you vote “For” the election of its eight nominees. Proxies solicited by the Board will be voted "For" all eight nominees unless stockholders specify otherwise in their proxies.
If, at the time of the Annual Meeting, any nominee is unavailable, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee will be required.
Each of our directors possesses a combination of attributes that qualifies him or her for service on the Board. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting, legal and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board being highly effective. The specific skills for each director are listed below:
Board of Directors - Skills Matrix

	Jose L. Bustamante	Martha Z. Carnes	John D. Chandler	Carlin G. Conner	John R. Hewitt	Liane K. Hinrichs	James H. Miller	Jim W. Mogg
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓	✓
Strategic Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise/Literacy	✓	✓	✓	✓	✓	✓	✓	✓
Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓
Risk Management Oversight	✓	✓	✓	✓	✓	✓	✓	✓
Environmental, Social and Governance	✓	✓	✓	✓	✓	✓	✓	✓
International Business	✓	✓		✓	✓	✓	✓
Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓
Director Diversity
We are committed to policies of inclusiveness and diversity in terms of background and perspective. Therefore, when evaluating candidates, it is the policy of the Nominating and Corporate Governance Committee to consider candidates with diverse backgrounds in terms of knowledge, experience, skills, race, ethnicity, gender and other characteristics.

•7 out of 8 directors are independent, including a strong, independent Board Chair;
•1 out of 7 independent directors is ethnically diverse;
•2 out of 7 independent directors are women; and
•2 out of 4 leadership positions are held by women.
Set forth below is information concerning the gender and demographic background of each of our current directors, as self-identified and reported by each director. This information is being provided in accordance with NASDAQ's board diversity rules.
Board Diversity Matrix (as of June 30, 2022)
Total Number of Directors: 8

	Female	Male
Part 1: Gender Identity
Directors	2	6
Part 2: Demographic Background
Hispanic or Latin	0	1
White	2	5

Director Nominee Profiles

Jose L. Bustamante

Age: 58 Director Since: June 2022 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance
Mr. Bustamante served as an Executive Vice President of Business Development & Strategy at Fluor Corporation ("Fluor") from February 2015 to May 2020. Before that, Mr. Bustamante served as Senior Vice President of Business Development, Marketing and Strategic Planning - Energy & Chemicals Business at Fluor from 2013 until June 2015. From 2009 to 2013, he served as Head of Middle East Operations in Abu Dhabi at Fluor and led Business Development for Europe, Africa and Middle East Region. He joined Fluor in 1990 and served Fluor in a number of executive assignments and international locations, including Spain, the United Kingdom, United States of America, Puerto Rico, Chile, Brazil, Nigerian and the United Arab Emirates. While working for Fluor, Mr. Bustamante gained more than 30 years of experience in sales and operations in the engineering and construction industry, focused on oil, gas, chemicals, mining, industrial and infrastructure. Most recently, Mr. Bustamante served as Country Manager for ESAsolar from January 2021 to May 2022. His previous Board memberships include Fluor Arabia Ltd (FAL) and Fluor Kuwait. Mr. Bustamante received a Bachelor's degree in Economics and Business Studies from C.U.N.E.F., Universidad Complutense, Madrid, Spain; a Masters degree in Business Administration from the University of Houston, Texas and is a graduate of the Thunderbird University International Management Program.
Skills and Qualifications:
Mr. Bustamante's extensive leadership positions of increasing responsibility with a large multi-national industrial EPC contractor led to the conclusion that Mr. Bustamante should serve as a Director. Mr. Bustamante has significant international operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. Mr. Bustamante is also knowledgeable on the business development and strategy for many of the key markets that we serve.

Martha Z. Carnes

Age: 62 Director Since: July 2017 Committees: ● Audit (Chair) ● Compensation ● Nominating and Corporate Governance
Ms. Carnes retired from PricewaterhouseCoopers LLP ("PwC") in June 2016, where she had a thirty-four year career with the firm. She was an assurance partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC's Energy and Mining leader in the United States where she led the firm's energy and mining assurance, tax, and advisory practices. Ms. Carnes also served as one of PwC's Risk Management Partners and was PwC's United States representative on the firm's Global Communities Board. She also serves on the Supervisory Board and is the Lead Independent Director and Chair of the Audit Committee of Core Laboratories N.V., a Netherlands company that provides reservoir description and production enhancement services to the oil and gas industry. In addition, she is a member of the Board of Directors and Chair of the Audit Committee of SunCoke Energy, Inc., whose principal businesses are cokemaking and logistics. Ms. Carnes is also a Member Representative of Ohio Valley Midstream LLC, a member managed limited liability corporation, and she is a member of the Board of Trustees at Texas Children's Hospital and the Board of the Barbara Bush Houston Literacy Foundation. From September 2017 to June 2019, she was a member of the Board of Directors and served on both the audit and conflicts committees of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. Ms. Carnes received her B.B.A. in accounting from the University of Texas at Austin and is a certified public accountant.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion Ms. Carnes should serve as a Director include her extensive expertise in financial oversight and financial reporting, and her broad accounting knowledge gained from working with and auditing public companies in the energy industry and her operational and leadership experience at PwC. The Board has determined that Ms. Carnes qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

John D. Chandler

Age: 52 Director Since: June 2017 Committees: ● Audit ● Compensation (Chair) ● Nominating and Corporate Governance
Mr. Chandler served as Senior Vice President and Chief Financial Officer for The Williams Companies, Inc. ("Williams") from August 2017 to December 2021. Beginning in January 2022, he served as an advisor to the CFO before retiring from Williams on March 31, 2022. Mr. Chandler served as a director for WPZ GP LLC, the general partner of Williams Partners LP, from September 2017 to August 2018 when Williams Partners LP became a wholly-owned subsidiary of Williams. Mr. Chandler previously served as a director and as chair of the audit committee of USA Compression GP, LLC, the general partner of USA Compression Partners, LP. He also previously served on the board of directors and the audit committee of CONE Midstream GP, LLC, the general partner of CONE Midstream Partners LP, and on the board of directors and audit committee of Green Plains Holdings LLC, the general partner of Green Plains Partners LP. From 2009 until his retirement in March 2014, Mr. Chandler served as Senior Vice President and Chief Financial Officer of Magellan GP, LLC, the general partner of Magellan Midstream Partners, LP. From 2003 until 2009, he served in the same capacities for the general partner of Magellan Midstream Holdings, L.P. From 1999 to 2002, Mr. Chandler was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams. From 1992 to 1999, Mr. Chandler held various accounting and finance positions with MAPCO Inc. Mr. Chandler received his B.S. and B.A. in accounting and finance from the University of Tulsa.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Chandler should serve as a Director include his long history of service in senior corporate leadership positions, his extensive experience in the energy industry, his extensive financial oversight expertise and his understanding of complex financial matters gained from his experience as a CFO of two large publicly traded companies. The Board has determined that Mr. Chandler qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Carlin G. Conner

Age: 54 Director Since: August 2020 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance
Since March 2021, Mr. Conner has served as Chief Executive Officer of International Matex Tank Terminals, Inc. Previously, from April 2020 to March 2021, Mr. Conner served as senior advisor of Riverstone Holdings. He was president, chief executive officer, and a director of SemGroup Corp. ("SemGroup"), a publicly-traded company engaged in gathering, transportation, storage, distribution, marketing and other midstream services primarily in the U.S. and Canada, from April 2014 until January 2020. He also served as chair of the board of directors, president and chief executive officer of the general partner of Rose Rock Midstream, L.P. ("Rose Rock"), a publicly traded master limited partnership and subsidiary of SemGroup, which owned and operated a diversified portfolio of midstream energy assets, from 2014 until September 2016. From 2000 to 2014, Mr. Conner served in various leadership roles with Oiltanking GmbH and affiliates (“Oiltanking”), a German-based independent worldwide storage provider of crude oil, refined petroleum products and liquid chemicals. During his nearly 14 years with Oiltanking, he focused on international business development, operations and strategy. From 2012 to 2014, Mr. Conner served as global managing director of Oiltanking, and he served as chair of the board of directors of the general partner of Oiltanking Partners, L.P., a publicly traded master limited partnership engaged in independent terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas, from 2011 to 2014. From 2012 to 2014, Mr. Conner also served as an executive board member of Marquard & Bahls, AG, the parent company of Oiltanking, where he was instrumental in defining a new strategy for the energy supply, trading, and logistics business across Europe, the Americas, Asia, and Africa. Mr. Conner holds a bachelor's degree in environmental science from McNeese State University.
Skills and Qualifications:
Mr. Conner provides the Board more than 28 years of experience in the midstream industry and executive level experience gained through his services with SemGroup and Oiltanking and their affiliates as described above. He also has substantial board experience related to management and oversight of a publicly-traded master limited partnership. His industry knowledge and board experience allow him to be a valuable contributor to the Board.

John R. Hewitt

Age: 64 Director Since: May 2011
Mr. Hewitt is our President and CEO. He has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations at Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President of Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt holds a finance degree from Stetson University and an engineering degree from the Florida Institute of Technology. Mr. Hewitt is a member of the board of directors of the Tulsa Area United Way, the Philbrook Museum of Art, the Tulsa Regional Chamber, the Committee of One Hundred - Tulsa and the Tulsa Boys Home. Mr. Hewitt also serves on the Advisory Board for Florida Institute of Technology.
Skills and Qualifications:
As President and CEO, Mr. Hewitt provides a management representative on the Board with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Liane K. Hinrichs

Age: 65 Director Since: June 2018 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance (Chair)
Ms. Hinrichs served as a member of the Executive Committee and as Senior Vice President, General Counsel and Corporate Secretary for McDermott International, Inc. from October 2008 until her retirement in August 2017. Previously, she served as McDermott's Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Corporate Compliance and Transactions, and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm. Ms. Hinrichs has also served as an independent arbitrator since 2021. Ms. Hinrichs received a Master of Law degree in Securities Regulation from Georgetown University Law Center and a J.D. from Tulane School of Law.
Skills and Qualifications:
Ms. Hinrichs brings a combination of boardroom experience, executive leadership and general counsel credentials in the international engineering and construction industry. Her deep experience and expertise in governance, enterprise risk management, compliance, international issues, operations, financial oversight and strategy ensure advocacy for best practices and contribute to the Board's deliberations on some of today's most critical issues.

James H. Miller

Age: 67 Director Since: May 2014 Committees: ● Audit ● Compensation ● Nominating and Corporate Governance
Mr. Miller is currently the Senior Advisor and an Officer for Philly Shipyard Inc. In addition, Mr. Miller has served as the sole director of Kvaerner U.S. with oversight and fiduciary responsibility for all U.S.-based operations since November 2017 and as a consultant for Seajay Consulting L.L.C. since October 2018. From June 2011 to April 2014, Mr. Miller served as Board Chair for Aker Philadelphia Shipyard ASA (re-named Philly Shipyard ASA in 2015) and re-assumed that position from February 2016 to April 2020. From June 2011 to October 2017, Mr. Miller was Executive Vice President - Americas of Kvaerner U.S. From June 2008 to June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. Prior to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas and before that was President of Aker Construction, Inc., which was one of the largest union construction companies in North America. He previously served on the Board of Directors of San Juan Construction, a multi-disciplined full-service general contractor. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.
Skills and Qualifications:
Mr. Miller's extensive progressive leadership positions with a large multi-national industrial construction contractor led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of our key markets including power generation and heavy industry projects.

Jim W. Mogg

Age: 73 Director Since: August 2013 Board Chair
Mr. Mogg has served on the board of directors of ONEOK, Inc., a publicly traded diversified energy company, since July 2007. Mr. Mogg also served as a director of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P., a publicly traded master limited partnership that operated natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, from August 2009 until its merger with a subsidiary of ONEOK, Inc. in June 2017. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P. ("DCP Midstream"), from August 2005 to April 2007. Mr. Mogg also served on the board of directors of High Point Resources, an exploration and production company, from 2007 to April 2021. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chair of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP ("TEPPCO"), reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005.
Skills and Qualifications:
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer, and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR" ALL OF THE ABOVE-NAMED NOMINEES FOR ELECTION.

CORPORATE GOVERNANCE AND BOARD MATTERS
The Board is committed to adopting and implementing best in class corporate governance practices and believes strongly that effective corporate governance practices are a key component of its efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.
In furtherance of this commitment, the Board has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of our directors, officers (including our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Director Independence Guidelines
The Board is in compliance with the NASDAQ Global Market System (“NASDAQ”) rules, which require the Board to have a majority of independent directors. NASDAQ rules provide that an "independent director" is a director that the Board has determined to have no relationship with us which would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. In addition, the Board has adopted guidelines in accordance with NASDAQ rules that specify criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm.
The Board has affirmatively determined that each of Mr. Bustamante, Ms. Carnes, Mr. Chandler, Mr. Conner, Ms. Hinrichs, Mr. Miller and Mr. Mogg are “independent” under NASDAQ, SEC and Board guidelines. Mr. Hewitt is not independent because of his current employment as our President and Chief Executive Officer.
The full text of our director independence guidelines is included in our Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board has no policy mandating the separation of the offices of Board Chair and Chief Executive Officer. However, as the oversight responsibilities of directors continue to increase, we believe it is beneficial to have an independent Board Chair whose sole job is leading the Board. We believe the separation of the Board Chair and Chief Executive Officer roles provides strong leadership for our Board, while positioning our Chief Executive Officer as our leader in the eyes of our customers, employees and other stakeholders.
The Board has seven independent members and one non-independent member, our President and Chief Executive Officer. A number of our independent Board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Board Chair, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee our risk management processes. The Audit Committee receives regular reports from management regarding our assessment of risks. In addition, the Audit Committee and the full Board focus on our most significant risks and seek to ensure that risks we undertake are consistent with the Board’s tolerance for risk. While the Board oversees our risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our Board leadership structure supports this approach.

Meetings and Committees of the Board
Our Board met 10 times during fiscal year 2022. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2022, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he or she was a member.
Our Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders. All of the members of our Board attended the 2021 Annual Meeting of Stockholders with the exception of Mr. Bustamante, who was appointed to the Board effective June 1, 2022.
Audit Committee

Director	Fiscal 2022 Committee Service
Martha Z. Carnes, Chair	Served all of fiscal 2022
John D. Chandler, Member	Served all of fiscal 2022
Carlin G. Conner, Member	Served all of fiscal 2022
Liane K. Hinrichs, Member	Served all of fiscal 2022
James H. Miller, Member	Served all of fiscal 2022
Jose L. Bustamante, Member	Served a portion of the fourth quarter of fiscal 2022
The Audit Committee assists the Board in monitoring the integrity of our financial statements and qualifications and independence of our registered public accounting firm. The Audit Committee also monitors the performance of our internal audit function and the independent registered public accounting firm and our compliance with legal and regulatory requirements. In carrying out these responsibilities, the Audit Committee, among other things, appoints, evaluates and approves the compensation of our independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews and approves the annual internal audit plan and the results of internal audits, reviews compliance with certain of our written policies and procedures and the adequacy of our system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee Charter and the Audit Committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters and any confidential, anonymous submissions by our employees or others of concerns regarding accounting, internal controls or auditing matters.
The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Audit Committee held four meetings during fiscal 2022.
Compensation Committee

Director	Fiscal 2022 Committee Service
John D. Chandler, Chair	Served all of fiscal 2022
Martha Z. Carnes, Member	Served all of fiscal 2022
Carlin G. Conner, Member	Served all of fiscal 2022
Liane K. Hinrichs, Member	Served all of fiscal 2022
James H. Miller, Member	Served all of fiscal 2022
Jose L. Bustamante, Member	Served a portion of the fourth quarter of fiscal 2022
The Compensation Committee’s functions include reviewing and approving salary, short-term and long-term incentive awards, and other benefits for our executive officers, and reviewing and recommending to the full board for approval the compensation of non-employee directors. In addition, the Compensation Committee, in conjunction with the Board, reviews our strategic and financial plans to determine their relationship to our compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. We have made a copy of our Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Compensation Committee reviews its charter annually. The Compensation Committee held five meetings during fiscal 2022.
The Compensation Committee continued to engage Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant for 2022 to advise on all matters related to director and executive compensation. In particular, Meridian collected and provided quantitative competitive market data for peer companies and advised in the selection of the peer groups of companies for compensation levels and performance-based long-term incentives. The Compensation Committee has sole authority to retain and terminate consultants such as Meridian and determines the interaction between consultants and our management and personnel. Meridian provides no other services for us other than valuing unvested performance units for the purpose of applying generally accepted accounting principles. The Compensation Committee regularly meets with Meridian without any of our officers or employees present.
Nominating and Corporate Governance Committee

Director	Fiscal 2022 Committee Service
Liane K. Hinrichs, Chair	Served all of fiscal 2022
Martha Z. Carnes, Member	Served all of fiscal 2022
John D. Chandler, Member	Served all of fiscal 2022
Carlin G. Conner, Member	Served all of fiscal 2022
James H. Miller, Member	Served all of fiscal 2022
Jose L. Bustamante, Member	Served a portion of the fourth quarter of fiscal 2022
The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become directors, recommends to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommends to the Board membership on Board committees, recommends to the Board proposed Corporate Governance Guidelines and provides oversight of our Environmental, Social and Governance strategy.
The Nominating and Corporate Governance Committee operates under a written charter. We have made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. The Nominating and Corporate Governance Committee reviews its charter annually. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held six meetings during fiscal 2022.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The Board also strives to identify candidates with diverse backgrounds. We believe that the judgment and perspectives offered by a diverse Board improves the quality of decision-making and enhances our business performance. Our Corporate Governance Guidelines provide that when searching for new directors, the Committee should actively seek out candidates with diverse backgrounds, skills and experiences to include in the pool from which Board nominees are chosen.
The Committee also assesses the candidate’s qualifications as an “independent director” under NASDAQ’s current director independence standards and our director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.
Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with our Bylaws by giving timely written notice to Justin D. Sheets, Corporate Secretary of Matrix Service Company, at 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135. The stockholder’s notice must be delivered not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting and contain the information specified in our Bylaws.
You may find our Bylaws on the Corporate Governance page included in the "Investor Relations" section of our website at matrixservicecompany.com.
Executive Sessions
Executive sessions of the Board are held periodically. The sessions are chaired by the independent, non-executive Board Chair. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are regularly scheduled, at least quarterly in conjunction with regular board meetings, and are held on an as-needed basis.
Stockholder Engagement and Communication
The Board believes effective governance includes transparent and constructive communication with our stockholders. Throughout the year, we engage our stockholders and discuss a variety of topics, including our operating and financial performance, strategy and other important matters. We are committed to maintaining active dialogue with stockholders and hearing their viewpoints. More information about investor relations is available on our website at https://investors.matrixservicecompany.com.
The Board provides a process by which stockholders and other interested parties may communicate with the Board, the independent directors or any individual director. Stockholders and other interested parties may send written communications to the Board, the independent directors or any individual director at the following address: Board of Matrix Service Company c/o Matrix Service Company, 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135. Stockholders and other interested parties may also contact the Board, the independent directors or any individual director via our online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of our website at matrixservicecompany.com. All communications will be compiled by our Corporate Secretary and submitted to the Board, the independent directors or the individual director on a periodic basis.
Equity Ownership Guidelines for Non-Employee Directors
The Company’s equity ownership guideline provisions of our Corporate Governance Guidelines require each non-employee director to own a number of shares of our common stock equal in value to five times the annual cash retainer. For purposes of determining compliance with the guideline, the cash retainer does not include fees earned as Board Chair or as Chair of the Audit, Compensation or Nominating and Corporate Governance committees. For more information, see section entitled "Compensation Discussion and Analysis - Equity Ownership Guidelines".

DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for their service on the Board or any committee thereof. Directors are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.
The elements of our non-employee director compensation consist of cash and equity. Our objective in establishing director compensation is to position ourselves to attract and retain individuals who have relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for our non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board (the “Committee”) engages a third-party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations regarding director compensation to the full Board for approval.
Director compensation is generally reviewed on a bi-annual basis. It was most recently reviewed and reaffirmed in August 2021 when the Committee engaged a third-party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. Meridian obtained comparative data using published compensation surveys and proxy analysis of selected companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to review executive compensation.
The overall conclusions of the consultant were that the compensation structure of the Board was aligned with peer practices and that the annual value of compensation approximated the median of the identified peer group of companies. Upon careful consideration of the consultant's recommendations, peer practices and our stated compensation objectives, the Committee recommended that no changes be made and approved the following for fiscal 2022:
•The cash retainer remained at $85,000 for each non-employee director.
•The annual equity grant remained in the form of RSUs with a grant value of $95,000 and the vesting period of the grant remained unchanged at one year.
•The additional cash retainers remained at the following amounts:

Additional Cash Retainer	Amount ($)
Board Chair	75,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500
We also provide a Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the "Deferred Fee Plan"), which allows our non-employee directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at a regularly-scheduled meeting, the most recent of which took place on November 2, 2021. At that meeting, the Committee approved maintaining the average interest rate at 4.25% for the 2022 calendar year. Non-employee directors are also permitted to invest their cash retainer in our common stock through our 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per director per calendar year.

Fiscal 2022 Director Compensation
The compensation earned by each of our non-employee directors in fiscal 2022 is summarized in the table below:

Name	Fees Earned or Paid in Cash ($) (1)		Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Jim W. Mogg	160,000	(4)	94,817	6,341	261,158
Jose L. Bustamante	7,083	(5)	—	—	7,083
Martha Z. Carnes	100,000	(6)	94,817	—	194,817
John D. Chandler	95,000	(7)	94,817	—	189,817
Carlin G. Conner	85,000	(8)	94,817	—	179,817
Liane K. Hinrichs	92,500	(9)	94,817	—	187,317
James H. Miller	85,000	(10)	94,817	4,982	184,799

(1)Includes retainer fees earned in fiscal 2022 but paid subsequent to the completion of the fiscal year and fees earned in fiscal 2022 but deferred under the Deferred Fee Plan.
(2)The amounts shown represent the grant date fair value for awards granted during fiscal 2022 determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 9 to the Consolidated Financial Statements included in our fiscal 2022 Annual Report on Form 10-K. The number of RSUs awarded in fiscal 2022 was determined by dividing the target value of $95,000 by the average share price over the 20-day period ending five days prior to the grant date. The grant date fair value was determined by multiplying the closing share price on the grant date by the RSUs awarded. For services provided as a member of the Board in fiscal 2022, Messrs. Mogg, Chandler, Conner and Miller and Mmes. Carnes and Hinrichs each received an award of 9,117 RSUs with a grant date fair value of $94,817. As of June 30, 2022, Messrs. Mogg, Chandler, Conner and Miller and Mmes. Carnes and Hinrichs each held 9,117 unvested RSUs.
(3)A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan and earn interest on any deferred fees. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2022, the market rate for the deferrals was 2.832% as compared to the actual average rate earned of 4.25%.
(4)Mr. Mogg's fees represent his annual retainer of $85,000, plus the additional retainer of $75,000 for his service as Board Chair. Mr. Mogg received $75,000 in cash and deferred $85,000 of these fees under the Deferred Fee Plan.
(5)The amount shown for Mr. Bustamante represents fees earned beginning June 1, 2022, the effective date of his appointment, through the Company's fiscal year end of June 30, 2022. Mr. Bustamante's fees were paid in cash.
(6)Ms. Carnes' fees represent her annual retainer of $85,000, plus the additional retainer of $15,000 for her service as Chair of the Audit Committee. Ms. Carnes' fees were paid in cash.
(7)Mr. Chandler's fees represent his annual retainer of $85,000, plus the additional retainer of $10,000 for his service as Chair of the Compensation Committee. Mr. Chandler's fees were paid in cash.
(8)Mr. Conner's fees represent his annual retainer of $85,000. Mr Conner's fees were paid in cash.
(9)Ms. Hinrichs' fees represent her annual retainer of $85,000, plus the additional retainer of $7,500 for her service as Chair of the Nominating and Corporate Governance Committee. Ms. Hinrichs' fees were paid in cash.
(10)Mr. Miller's fees represent his annual retainer of $85,000. Mr. Miller received $45,000 in cash and purchased shares with the value of $40,000 through our 2011 Employee Stock Purchase Plan.

AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board
The Audit Committee oversees our financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:
•reviewed and discussed with our internal auditors and independent registered public accounting firm, with and without management present, their evaluations of our internal accounting controls and the overall quality of our financial reporting;
•reviewed and discussed with management and the independent registered public accounting firm our audited financial statements as of and for the year ended June 30, 2022;
•discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301: Communications with Audit Committees of the Public Company Accounting Oversight Board; and
•received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended June 30, 2022 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as our independent registered public accounting firm for the year ending June 30, 2023.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that Martha Z. Carnes and John D. Chandler qualify as financial experts as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
Martha Z. Carnes, Chair
Jose L. Bustamante (Audit Committee member effective June 1, 2022)
John D. Chandler
Carlin G. Conner
Liane K. Hinrichs
James H. Miller

PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board has engaged the firm of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2023. Deloitte & Touche LLP has served as our independent auditors since January 2006.
A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
Fees of Independent Registered Public Accounting Firm
Audit fees in fiscal 2022 and 2021 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Audit-related fees in fiscal 2022 and 2021 include fees associated with consents issued in connection with registration statements filed by us.

	Deloitte & Touche LLP
	Fiscal 2022	Fiscal 2021
Audit Fees	$1,258,679	$1,179,058
Audit-Related Fees	—	10,000
Total	$1,258,679	$1,189,058

Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the adoption of this proposal. The Board unanimously recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, our President and Chief Executive Officer, who serves on the Board and whose biographical information is set forth under the caption, “Nominated Director Biographies,” our executive officers are:
Kevin S. Cavanah, age 57, has served as Vice President – Finance, Chief Financial Officer since December 2010 and as Treasurer since December 2013. Mr. Cavanah also served as Corporate Secretary for the Company from December 2010 to October 2018. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas. Mr. Cavanah also serves on the Board of the Tulsa Area United Way as well as its Finance and Audit Committee.
Alan R. Updyke, age 62, has served as Vice President and Chief Operating Officer since April 2020. He was President of Operations from September 2019 to March 2020. Before that, he was President of Matrix Service Inc., one of the Company's principal operating subsidiaries, from February 2018 to September 2019. He previously served as Senior Vice President, Operations for Matrix Service Inc. from September 2014 to January 2018. Prior to that, he served as Vice President of Construction for Matrix Service Inc. from July 2012 to August 2014. Before joining Matrix Service Inc., Mr. Updyke spent 17 years with Brinderson in various roles, most recently as President of their Western Operations. In that role, Mr. Updyke was responsible for providing strategic leadership and management direction to four regional offices and all major capital construction projects. Previous to that, Mr. Updyke was the General Manager of Turner Industries West Coast Operations.
Nancy E. Austin, age 55, has served as Vice President, Chief Administrative Officer for the Company since October 2018. She previously served as Vice President, Strategic Services and Administration from August 2016 to October 2018 and as Vice President, Human Resources from January 2006 to August 2016. Prior to that, Ms. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Ms. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Ms. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University. Ms. Austin serves on the Board of the Oklahoma-Kansas Chapter of American Red Cross and on the Board of the Girl Scouts of Eastern Oklahoma. Ms. Austin also serves as a Commissioner on the City of Tulsa Civil Service Commission and on the OSU-Tulsa Business Advisory Council.
Rick J. Bennett, age 57, joined the Company as Vice President and Chief Information Officer in October 2014. Prior to joining Matrix, Mr. Bennett served ten years as the Chief Information Officer at T.D. Williamson based in Tulsa, Oklahoma. Prior to that, he held leadership positions in information technology at Blue Cross Blue Shield of Oklahoma, Blakely Crop Hail Insurance, National Farmers Organization, Taylor Ball Construction Management and The Principal Financial Group. Mr. Bennett holds an Executive Certificate from the Massachusetts Institute of Technology (MIT) Sloan School of Management, a Bachelor of Business degree with emphasis in Management Information Systems from Western Illinois University, and completed a Masters of Energy Business degree at the University of Tulsa in May 2018. Early in his career he served in the United States Navy as an Interior Communications Electrician. Mr. Bennett serves on the Tulsa Region Board of Junior Achievement of Oklahoma, the Executive Leadership Team for the American Heart Association Heart Walk Campaign and on the Advisory Board of 501tech.
Justin D. Sheets, age 44, has served as Vice President and General Counsel since September 2019, Corporate Secretary for the Company since October of 2018 and Corporate Compliance Officer since September of 2015. From October 2014 to September 2019, he was Vice President, Legal and Risk Management. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in various capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey. Mr. Sheets has also served on the Board of Family & Children's Services since 2016.
Glyn A. Rodgers, age 64, has served as President, Matrix PDM Engineering, one of the Company's principal operating subsidiaries, since September 2019. He previously served as Vice President of Strategic Development for Matrix Service Inc. from January 2018 to September 2019. Prior to joining Matrix, he served as President for IHI E&C International Corporation from 2012 to 2016, President for Kvaerner Houston EPC Center from 2010 to 2012, President for Aker Solutions US Inc. from 2007 to 2010, President for Aker Solutions Facility Services from 2004 to 2007 and Vice President for Aker Plant Services Group Inc. from 2002 to 2004.
Kevin A. Durkin, age 60, has served as Vice President and Chief Business Development and Strategy Officer since August 2020. He served as Senior Vice President, Business Development and Strategy for Matrix Service Inc. from September 2019 to August 2020. He previously served as Vice President of Business Development, Matrix Service Inc. from June 2008 to September 2019, Pre-Construction Division Manager from 2006 to 2008, Manager of Small Cap. Division from 2000 to 2006, Manager, Business Development from 1998 to 2000, Manager of Southwest Turnaround from 1996 to 1998 and Assistant Regional Manager of the Orange Region from 1989 to 1996. Mr. Durkin holds a Bachelor of Arts in Business Administration in Marketing Management from California State University, Fullerton.
Shawn P. Payne, age 50, has served as President, Matrix Service Inc. since September 1, 2022. He previously served as Senior Vice President of Operations for Matrix Service Inc. from 2019 to 2022. From 2016 to 2019, Mr. Payne served as Vice President of Business Services and then Senior Vice President of Fiance and Business Services for Matrix Service Inc. He originally began with Matrix in 2012 as Division Manager in Tucson, Arizona, leading our entry into the minerals and mining business. Prior to joining Matrix, Mr. Payne held leadership roles in operations, finance and project controls with Aker Solutions/Kvaerner and Jacobs. Mr. Payne has a BSBA in Finance from the University of Arizona.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers” or "NEOs") during fiscal 2022. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board (the “Committee”) and is supported by market data and advice from an independent compensation consultant retained by the Committee, Meridian Compensation Partners, LLC (“Meridian”).
In fiscal 2022, our Named Executive Officers were the Chief Executive Officer, John R. Hewitt, the Chief Operating Officer ("COO"), Alan R. Updyke, the Chief Financial Officer, Kevin S. Cavanah, the former president of our largest operating subsidiary, Bradley J. Rinehart, and the president of our engineering operating subsidiary, Glyn A. Rodgers.
•Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation in August 2021. Given the business environment at the time, the Committee decided not to increase the base salaries of the senior executives.
•Fiscal 2022 Short-Term Incentive Compensation Targets: No changes were made to the target bonus opportunity for the Named Executive Officers. The fiscal 2022 plan metrics continue to be based on the achievement of financial and safety goals. The achievement of financial goals determines 90% of the payout while the achievement of safety goals determines the remaining 10%. For a financial bonus to be paid, at least 50% of budgeted operating income must be earned. For the presidents of our operating subsidiaries, adjusted operating income is measured at the operating subsidiary level. For the CEO, CFO and COO, adjusted operating income is measured at the consolidated level.
•Fiscal 2022 Short-Term Incentive Compensation Payout: The required level of adjusted operating income at both the consolidated and operating subsidiary levels was not achieved. Therefore, no fiscal 2022 short-term incentive compensation was paid.
•Potential Fiscal 2022 Vesting of Long-Term Incentive Performance Share Units ("PSUs") Award: The vesting of this award was based on our relative Total Shareholder Return for fiscal 2020 through the end of fiscal 2022 in comparison to a group of peer companies. Our actual results were below threshold performance; therefore, no PSUs vested.
•Fiscal 2022 Long-Term Incentive Awards: The actual long-term incentive awards for fiscal 2022 for the Named Executive Officers were comprised of the following:
◦For the CEO, three-fifths of the award consisted of PSUs. For the other NEOs, one-half of the award consisted of PSUs. Award recipients may receive anywhere from zero to two shares of our common stock for each PSU on the third anniversary of the date of the award depending on our relative Total Shareholder Return in comparison to the Total Shareholder Return of a peer group of companies over a performance period consisting of fiscal years 2022, 2023 and 2024;
◦For the CEO, one-fifth of the award consisted of service-based RSUs that settle in stock. For the other NEOs, one-fourth of the award consisted of service-based RSUs that settle in stock. Restrictions on the RSUs lapse in four equal annual installments, subject to continued employment with us. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules; and
◦For the CEO, one-fifth of the award consisted of service-based RSUs that settled in cash. For the other NEOs, one-fourth of the award consisted of service-based RSUs that settle in cash. Restrictions on the RSUs lapse in four equal installments, subject to continued employment with us. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants that become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules. The cash payout is determined by our closing stock price for each vesting date, multiplied by the number of RSUs vesting.
The following graphs illustrate the allocation of the fiscal 2022 target compensation opportunity for our Chief Executive Officer, Mr. Hewitt, and the weighted average of our other Named Executive Officers:

Fiscal 2022 Target Pay Mix for CEO

Service-Based Stock Settled RSUs: 11.1%
Service-Based Cash Settled RSUs: 11.1%
Base Salary: 22.2%
Long-Term Performance Equity Awards: 33.4%
Annual Performance-Based Cash Incentive: 22.2%

Fiscal 2022 Target Pay Mix for Other NEOs Combined

Service-Based Stock Settled RSUs: 10.3%
Service-Based Cash Settled RSUs: 10.3%
Base Salary: 33.7%
Long-Term Performance Equity Awards: 20.5%
Annual Performance-Based Cash Incentive: 25.2%

The graph below compares our CEO's "target" and "realizable" compensation for each of the last three fiscal years. "Target" amounts include approved base salary, target annual incentive opportunity and target long-term incentive award values for RSUs, performance units and performance cash. "Realizable" amounts include actual base salary received, actual annual incentive earned and the potential value of long-term incentives as of the end of our fiscal year, June 30, 2022 (closing price of $5.06 per share).
To determine the potential value of long-term incentives, the following assumptions were made:
•performance units and performance cash granted in fiscal 2020 were forfeited due to performance at the conclusion of the performance period;
•number of RSUs granted were valued as of our closing price on June 30, 2022; and
•outstanding performance units for fiscal 2021 and fiscal 2022 are shown at target as of our closing price on June 30, 2022.
This graph demonstrates our commitment to a pay-for-performance philosophy in which over 50% of compensation for our CEO is at risk and subject to our performance outcomes.

CEO Target versus Realizable Compensation
Total Compensation ($000s)
$3,645
$667
$689
$689
$800
$800
$1,083
$183
$100
$800
$3,205
$963
$642
$800
$800
$1,585
$515
$344
$726
$3,694
$1,256
$838
$800
$800
$1,727
$560
$373
$794
FY20 Target
FY20 Realizable
FY21 Target
FY21 Realizable
FY22 Target
FY22 Realizable
Base Salary
Annual Incentive
Restricted Stock Units
Performance Units
Performance Cash

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:
•Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally aligned with median (50th percentile) market levels.
•Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.
•Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.
•Individual Performance – In addition to company-wide, operating subsidiary and business unit measures, our programs emphasize individual performance and the achievement of personal objectives.
•Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of short and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.
Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract and retain top talent, and align the interests of our executive officers with our stockholders.
The Committee is supported by our Vice President, Chief Administrative Officer in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate executive officer compensation and Company practices in relation to other companies and to provide associated recommendations.
The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Committee Consideration of the 2021 Stockholder Vote on Executive Compensation
We conducted our advisory vote on executive compensation last year at our 2021 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.
The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2021 Annual Meeting of Stockholders. At that meeting, nearly 98% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in our proxy statement. In fact, the following graph illustrates the strong stockholder support on our say-on-pay proposals that we have received over the past six years:
Given the high level of support in 2021, the Committee determined that no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.
Key Elements of Executive Compensation
The primary elements of our executive compensation program include:
•Base Salary;
•Annual/Short-Term Cash Incentive Compensation;
•Long-Term Incentive Compensation;
•Other Benefits; and
•Change of Control/Severance Agreements.
The Compensation Committee engages Meridian, a compensation consultant, on an annual basis to ensure that our compensation package is consistent with that of our competitors. Meridian was engaged exclusively by the Committee and does not provide other services to us or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian's work for the Committee does not raise any conflict of interest.
In May 2021, Meridian evaluated and recommended the compensation benchmarking and Total Shareholder Return ("TSR") peer groups and discussed general trends in executive compensation. Meridian’s May 2021 executive compensation practices analysis included a review of general industry survey data and of proxy information and other public filings for the following companies:

Aegion Corporation	Limbach Holdings Inc.
Argan Inc.	Mistras Group Inc.
Babcock & Wilcox Enterprises Inc.	MYR Group Inc.
Dycom Industries Inc.	NV5 Global Inc.
Exterran Corporation	Orion Group Holdings Inc.
Granite Construction Inc.	Primoris Services Corporation
Great Lakes Dredge and Dock Corporation	Sterling Construction Company Inc.
IES Holdings Inc.	Team Inc.
Base Salary
Base salary is the foundation of our executive compensation package. Our practice in establishing executive base salary, and that for other managers and employees, is to determine the market median, or "50th percentile”, among comparable companies. This data was provided by Meridian. Base salary is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance.
We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. Most of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade and are based on market data.
Base salary and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short- and long-term target incentive awards are set at a percentage of base salary.
Consistent with the Committee's normal practice, executive compensation was reviewed in August 2021. The Committee discussed but approved no changes to the base salaries of Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers. Their fiscal 2022 base salaries were as follows:
•John R. Hewitt - Chief Executive Officer: $800,000
•Alan R. Updyke - Chief Operating Officer: $505,000
•Kevin S. Cavanah - Chief Financial Officer: $475,000
•Bradley J. Rinehart - President, Matrix Service Inc. ("MSI"): $415,685
•Glyn R. Rodgers - President, Matrix PDM Engineering ("Matrix PDM"): $375,000
Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall Company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:
•support and drive performance toward achieving our strategic objectives;
•emphasize overall company and business unit performance in the structuring of reward opportunities;
•motivate and reward superior performance; and
•provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. The CEO recommends a percentage of base salary as a target for incentives of the other NEOs. The Committee is free to reject or revise the CEO’s recommendations. The target incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.

For fiscal 2022, the Committee approved the following key provisions of the annual/short-term incentive compensation plan:
•If 50% of budgeted fiscal 2022 operating income is not achieved, no incentives are paid relating to financial metrics under the plan. Payouts relating to safety metrics may be paid regardless of financial performance.
•Incentives are weighted at 90% for performance against financial metrics and 10% for performance against safety metrics.
•In order to increase the focus on working capital management and project awards, financial incentives are based on adjusted operating income, net working capital and book-to-bill, which is based on total project awards. Safety incentives are based on Total Recordable Incident Rate, or "TRIR", and the number of hours worked per safety or quality observation, or "Documented Observations".
•Payout of short-term incentives attributable to Messrs. Hewitt, Updyke and Cavanah is based on our consolidated performance.
•Payout of short-term incentives for Mr. Rinehart is based on the performance of the operating subsidiary, Matrix Service Inc., with respect to adjusted operating income and safety. For net working capital and book-to-bill, payout is based on our consolidated performance.
•Payout of short-term incentives for Mr. Rodgers is based on the performance of the operating subsidiary, Matrix PDM Engineering, with respect to adjusted operating income. For net working capital and book-to-bill and with respect to safety since the risk of safety incidents involving engineering personnel is low, payout is based on our consolidated performance.
Short-term incentive targets for fiscal 2022 are as follows:

Name	Target Bonus as Percentage of Salary	Threshold Bonus Amount ($)	Target Bonus Amount ($)	Maximum Bonus Amount ($)
John R. Hewitt	100%	400,000	800,000	1,440,000
Alan R. Updyke	75%	189,375	378,750	681,750
Kevin S. Cavanah	75%	178,125	356,250	641,250
Bradley J. Rinehart	75%	155,882	311,764	561,175
Glyn A. Rodgers	75%	140,625	281,250	506,250
Safety incentive targets and actual performance - 10% of the total incentive opportunity
The specific criteria for TRIR, which represented 5% of the short-term incentive opportunity, were as follows:

	Threshold	Target	Maximum
TRIR	0.59	0.47	0.28
The target number of hours worked per Documented Observation, which represented 5% of the short-term incentive opportunity, were as follows:

	Threshold	Target	Maximum
Number of Hours Worked per Documented Observation	300	250	200
In fiscal 2022, we achieved a consolidated TRIR of 0.51 while MSI achieved a TRIR of 0.26. Also, the number of hours worked per Documented Observation achieved by MSC, MSI and Matrix PDM were 270, 282 and 124, respectively.
While some safety metrics were achieved, due to fiscal 2022 operating results, no incentives were recommended to be paid with respect to the safety portion of our annual/short-term incentive plan.

Financial incentive targets and actual performance - 90% of the total incentive opportunity
The financial incentive tied to adjusted operating income represented 60% of the short-term incentive opportunity for the Named Executive Officers. The specific pre-tax operating income criteria were as follows:

	Threshold	Target	Maximum
	(in millions)
MSI	$19.4	$29.0	$36.3
Matrix PDM	$4.0	$5.9	$7.4
Consolidated	$15.2	$22.9	$28.6
Adjusted operating income at both the consolidated and operating subsidiary levels did not exceed 50% of the budgeted amount. Therefore, no financial incentive related to adjusted operating income was earned for any of the NEOs.
The specific criteria for consolidated book-to-bill, which was based on total project awards and represented 20% of the short-term incentive opportunity, were as follows:

	Threshold	Target	Maximum
	(in millions)
Book-to-Bill (Total Project Awards)	$943	$1,037	$1,179
In fiscal 2022, our project awards totaled $834.9 million, which was below Threshold. Therefore, no financial incentive related to book-to-bill was earned.
The specific criteria for consolidated net working capital percentage, which represented the remaining 10% of the short-term incentive opportunity, were as follows:

	Threshold	Target	Maximum
Consolidated Net Working Capital Percentage	9%	7%	5%
In fiscal 2022, we achieved a consolidated net working capital percentage of 3.2%, which is at maximum. However, we did not achieve at least 50% of budgeted operating income; therefore, no financial incentive related to net working capital percentage was earned.
Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. The Committee will evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately. In addition, the Committee has authority with respect to actual payout of annual short-term incentive awards and can reduce awards regardless of whether performance targets are achieved.
The Committee reviews and evaluates the Annual/Short-Term Incentive Compensation Plan periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
We provide long-term incentive compensation to executive officers to tie executive rewards directly to the enhancement of long-term stockholder value and our profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability.

However, we also understand that equity awards create dilution in our earnings per share; therefore, we believe that a portion of our long-term incentive compensation should be in the form of cash.
The Committee reviews and evaluates long-term incentive awards periodically to ensure that they continue to meet our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements. The Committee's most recently completed review, which occurred in May 2021, carefully considered the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution.
The Committee concluded that a combination of service-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives and that a significant portion of the award should be in the form of service-based cash-settled RSUs.
Service-based RSUs strongly and directly link management and stockholder interests and are an excellent tool to promote retention. As a full value award, service-based RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Performance units with performance criteria link the realized value of the equity reward to achievement of stockholder value. Service-based cash-settled RSUs prevent dilution in our earnings per share, promote employee retention and align management and stockholder interests.
Under the long-term incentive program, all awards are issued on an annual basis. Specific, individual grants vary by level and role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager and is based on market data.
The Committee approved the following structure for the fiscal 2022 long-term incentive grant for NEOs:
•A portion of the grant (three-fifths for the CEO and one-half for the other NEOs) was in the form of PSUs. The PSUs cliff vest on the third anniversary of the grant. The shares of our common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return ("TSR") of our common stock as compared to the TSR of a group of peer companies over the performance period. The potential award levels were as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
In the event we achieve a relative TSR in excess of the 75th percentile but our actual TSR is less than zero, the Named Executive Officers will receive 1.5 shares for each performance unit.
The peer group for the fiscal 2022 performance unit award was as follows:

AECOM	Limbach Holdings Inc.
Aegion Corporation	MasTec Inc.
Argan Inc.	Mistras Group Inc.
Babcock and Wilcox Enterprises Inc.	MYR Group Inc.
Dycom Industries Inc.	NV5 Global Inc.
EMCOR Group Inc.	Orion Group Holdings Inc.
Exterran Corporation	Primoris Services Corporation
Granite Construction Inc.	Quanta Services Inc.
Great Lakes Dredge and Dock Corporation	Sterling Construction Company Inc.
IES Holdings Inc.	Team Inc.
KBR Inc.
•A portion of the grant (one-fifth for the CEO and one-fourth for the other NEOs) consisted of service-based RSUs settled in stock. Vesting will continue to occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants who become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.
•The remaining portion of the grant (one-fifth for the CEO and one-fourth for the other NEOs) consisted of service-based RSUs settled in cash. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant date. In addition, the award agreements contain a provision that accelerates vesting for retirement eligible participants and participants who become retirement eligible during the vesting period. However, the award is forfeited if a participant retires before the first anniversary of the award. Settlement still occurs on the normal vesting schedules.
Grants made during fiscal 2022 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table under the caption "Executive Officer Compensation".
Regarding the potential vesting of PSUs in August 2022, which was based on our relative Total Shareholder Return for fiscal 2020 through the end of fiscal 2022 in comparison to a group of peer companies, our performance was below the amount required for a Threshold payout; therefore, no PSUs vested.
Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.
•We sponsor the Matrix Service Company 401(k) Savings Plan, which allows executive officers and other employees to contribute up to 75% of their salary (up to the annual IRS maximum). Our safe harbor matching contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of compensation deferred. All matching contributions are 100% vested at all times. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.
•In addition to the group term life insurance policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer. Specifically, we provide a fully portable supplemental Group Variable Universal Life (GVUL) insurance policy equal to two times base salary up to a maximum of $1.5 million. For the CEO, additional corporate term life insurance policies of $500,000 with us as the beneficiary and $500,000 with a designee of the CEO as the beneficiary are provided.
•We provide long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base salary subject to a maximum of $12,000 per month.

Additionally, we provide a fully portable supplemental executive long-term disability plan to the Named Executive Officers. Under this plan, the Named Executive Officers may receive additional disability payments of up to 60% of the sum of their base salary and the average of their prior two years short-term incentive cash bonuses, subject to a maximum of $15,000 per month. The combined plans may provide a long-term disability benefit up to a maximum of $27,000 per month for the Named Executive Officers.
•To proactively support the health and wellness of our key leaders, the Compensation Committee approved the addition of Executive Physicals as a perquisite beginning in August 2019. The Cooper Clinic in Dallas, Texas is the provider for these Executive Health exams, which are offered on an annual basis for the NEOs and every other year for all other officers. In the third quarter of fiscal 2020, we elected to suspend the benefit until the business environment improves. The suspension of the benefit remained in effect during fiscal 2022.
Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers and other executive officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”
Clawback Policy
Consistent with the principles of responsible oversight, our Board has adopted a clawback policy, and our equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board, with the recommendation of the Committee, determines that:
•any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;
•the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and
•the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or our policy.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. We anticipate that we will modify our clawback policy to conform to the requirements of any such rules or listing requirements upon their final adoption.
Policy on Hedging and Pledging of Company Securities
Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from purchasing any securities or other financial instruments or engaging in transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the value of any of our equity securities that are held by any such person, directly or indirectly. This hedging policy also applies to family members and entities controlled by our directors, Named Executive Officers and other employees.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in our securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
Our Board has reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on our operations or financial condition. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:
•Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.
•Short-term Incentive Compensation: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2022, short-term incentive payments cannot exceed 200% of target levels.
•Long-term Incentive Awards: Our service-based long-term incentive awards drive a long-term perspective and vest over a period of four years. Our performance-based long-term incentive awards, which may vest after a period of three years, are capped and cannot exceed 200% of target levels.
•Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans and engages a compensation consultant on a bi-annual basis to ensure that our compensation package is consistent with that of our competitors.
•Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.
•Clawback Policy: We have the ability to recover excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws in certain circumstances.
•Equity Ownership Guidelines: Our equity ownership guidelines require our senior management to maintain significant ownership in our common stock for the duration of their employment with our Company.
•Hedging and Pledging Policy: Our hedging and pledging policy requires our senior management to retain the full risks and rewards associated with owning our common stock with respect to all of the shares they are required to retain.
Our compensation program is designed to motivate our Named Executive Officers and other officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board believes that our directors and executive officers should demonstrate their commitment to and belief in our long-term profitability. Accordingly, each director and executive officer is expected to maintain a significant investment in us through the ownership of our common stock. Equity ownership more closely aligns our directors' and executive officers’ interests and actions with the interests of our stockholders.
In our Corporate Governance Guidelines, we have formal equity ownership guidelines that require the following minimum equity ownership levels:

Non-Employee Directors	5 times annual cash retainer
President/CEO	5 times base salary
CFO/COO/Presidents of the three principal operating subsidiaries	3 times base salary
All other Executive Officers	1 times base salary
•Timing: For fiscal 2022, directors and executive officers have until five years after the date of their appointment as a director or executive officer to acquire the ownership levels discussed above. Officers who are subsequently promoted to an officer level with a higher multiple of base salary will have five years from the date of promotion to acquire any additional shares needed to meet the equity ownership guidelines. Thereafter, directors and officers are expected to retain this level of ownership during their tenure. Compliance will be evaluated on an annual basis as of June 30 of each year.
•Eligible Forms of Equity:
◦shares owned separately or owned either jointly with, or separately by, his or her immediate family members residing in the same household;
◦shares held in trust for the benefit of the executive officer or immediate family members;
◦shares purchased in the open market;
◦shares purchased through our Employee Stock Purchase Plan ("ESPP");
◦vested and unvested service-based restricted stock or RSUs;
◦vested and unvested performance units, performance-based restricted stock or performance-based RSUs but only to the extent that we recognize compensation expense with respect to such performance units, performance-based restricted stock or performance-based RSUs; and
◦the in-the-money value of vested and unexercised stock options.
As of June 30, 2022, all of our non-employee directors and executive officers have either met the equity ownership guidelines or were within the permitted time period to attain the required ownership.
In August 2022, the Compensation Committee recommended, and the Nominating and Corporate Governance Committee approved, a change in our equity ownership guidelines that became effective beginning in fiscal 2023. The updated equity ownership guidelines require the following minimum equity ownership levels:

Non-Employee Directors	5 times annual cash retainer
President/CEO	5 times base salary
CFO/COO/Presidents of the three principal operating subsidiaries	2 times base salary
All other Executive Officers	1 times base salary
Under the updated guidelines, directors and executive officers are prohibited from selling stock received via Company awards if and to the extent they do not meet these guidelines, with certain limited exceptions. Once guideline levels have been reached, directors and officers are expected to retain this level of ownership during their tenure. Compliance is evaluated on a biannual basis in November and May of each year.
All forms of equity listed above are still eligible, except for unvested performance units, performance-based restricted stock or performance-based RSUs, the in-the-money value of vested and unexercised stock options, shares purchased in the open market and shares purchased through our ESPP.

Report of the Compensation Committee of the Board
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
John D. Chandler, Chair
Jose L. Bustamante (Compensation Committee member effective June 1, 2022)
Martha Z. Carnes
Carlin G. Conner
Liane K. Hinrichs
James H. Miller

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of our Named Executive Officers, or "NEOs", who are our CEO, COO, CFO and two additional NEOs for fiscal 2022. The executive officers listed below were serving as executive officers at June 30, 2022.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
John R. Hewitt	2022	793,846	(1)	—	2,629,879	—	35,378	(4)	3,459,103
Chief Executive Officer	2021	726,154		—	1,824,456	—	34,569		2,585,179
	2020	800,000		—	1,602,102	100,000	39,738		2,541,840
Alan R. Updyke	2022	503,058	(1)	—	898,096	—	22,001	(4)	1,423,155
Chief Operating Officer	2021	476,885		—	631,968	—	25,848		1,134,701
	2020	464,131		—	901,036	50,400	38,318		1,453,885
Kevin S. Cavanah	2022	473,174	(1)	—	844,746	—	18,758	(4)	1,336,678
Chief Financial Officer	2021	453,078		—	594,440	—	22,561		1,070,079
	2020	475,000		—	532,676	44,531	28,913		1,081,120
Bradley J. Rinehart	2022	414,086	(1)	—	528,052	—	18,004	(4)	960,142
Former President—Matrix Service Inc.	2021	396,500		—	371,583	—	20,237		788,320
	2020	409,894		—	332,973	42,397	31,865		817,129
Glyn A. Rodgers	2022	373,558	(1)	—	476,371	—	21,942	(4)	871,871
President—Matrix PDM Engineering	2021	357,692		—	335,202	—	24,704		717,598
	2020	358,346		—	300,375	31,989	32,722		723,432

(1)The base salary of Mr. Hewitt for fiscal 2022 represents 25 pay periods of his current base salary of $800,000 and one pay period of 80% of his current base salary. The base salaries of Messrs. Updyke, Cavanah, Rinehart and Rodgers for fiscal 2022 represent 25 pay periods of their current base salaries of $505,000, $475,000, $415,685 and $375,000, respectively, and one pay period of 90% of their current base salaries.
(2)The amounts shown represent the grant date fair value for awards of RSUs to be settled in stock, RSUs to be settled in cash and performance units granted during the period determined in accordance with FASB Accounting Standards Codification ASC Topic 718 – Compensation – Stock Compensation ("ASC718"). A portion of the awards that were granted in fiscal years 2020, 2021 and 2022 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 9 included in the Notes to Consolidated Financial Statements included in our fiscal 2022 Annual Report on Form 10-K.
(3)Represents amounts payable to the Named Executive Officer under the annual/short-term incentive compensation plan for the applicable fiscal year's performance. In fiscal 2022, no amounts were paid under the annual/short-term incentive compensation plan.
(4)Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2022 totaled $23,418, $9,469, $6,281, $5,636 and $9,650 for Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers, respectively. Matching contributions to our 401(k) plan in fiscal 2022 totaled $11,960, $12,532, $12,477, $12,368 and $12,292 for Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers, respectively.

Grants of Plan-Based Awards During Fiscal 2022

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/30/2021	400,000	800,000	1,440,000	(1)	—	—	—	—	—
	8/30/2021	—	—	—		27,675	110,701	221,402	73,800	2,629,879
Alan R. Updyke	8/30/2021	189,375	378,750	681,750	(1)	—	—	—	—	—
	8/30/2021	—	—	—		8,153	32,611	65,222	32,610	898,096
Kevin S. Cavanah	8/30/2021	178,126	356,251	641,252	(1)	—	—	—	—	—
	8/30/2021	—	—	—		7,668	30,673	61,346	30,674	844,746
Bradley J. Rinehart	8/30/2021	155,882	311,764	561,175	(1)	—	—	—	—	—
	8/30/2021	—	—	—		4,794	19,174	38,348	19,174	528,052
Glyn A. Rodgers	8/30/2021	140,625	281,250	506,250	(1)	—	—	—	—
	8/30/2021	—	—	—		4,324	17,297	34,594	17,298	476,370

(1)The amounts shown are the potential cash incentive compensation awards for each Named Executive Officer under our annual/short-term incentive compensation plan described above under the caption "Compensation Discussion and Analysis". Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”
(2)Represents the number of shares which may be issued pursuant to fiscal 2022 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on our common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board. The fiscal 2022 performance unit awards are described above under the caption "Compensation Discussion and Analysis".
(3)Amounts shown represent service-based RSUs granted to the Named Executive Officers in fiscal 2022. The awards vest in four equal annual installments beginning one year after the grant date subject to the Named Executive Officer's continued employment with us. Half of the RSUs will be settled in stock while the other half will be settled in cash.
(4)Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718. The grant date fair value of the service-based RSUs is calculated by multiplying the number of RSUs awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of our common stock compared to the future prices of our peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period for the peer companies which pay cash dividends. See Notes 1 and 9 of the Notes to the Consolidated Financial Statements included in our fiscal 2022 Annual Report on Form 10-K for a full discussion of our stock-based compensation accounting policies. The specific grant date fair values are as follows:

	Service-Based Awards			Performance-Based Awards
Name	Service-Based Awards (#)	Value per Share ($)	Grant Date Fair Value ($)	Shares at Target (#)	Value per Share ($)	Grant Date Fair Value ($)	Total Grant Date Fair Value ($)
John R. Hewitt	73,800	11.35	837,630	110,701	16.19	1,792,249	2,629,879
Alan R. Updyke	32,610	11.35	370,124	32,611	16.19	527,972	898,096
Kevin S. Cavanah	30,674	11.35	348,150	30,673	16.19	496,596	844,746
Bradley J. Rinehart	19,174	11.35	217,625	19,174	16.19	310,427	528,052
Glyn A. Rodgers	17,298	11.35	196,332	17,297	16.19	280,038	476,370

Outstanding Equity Awards at Fiscal Year-End for 2022

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
John R. Hewitt	151,165	764,895	53,142	268,899
Alan R. Updyke	74,678	377,871	15,654	79,209
Kevin S. Cavanah	60,630	306,788	14,724	74,503
Bradley J. Rinehart	37,773	191,131	9,205	46,577
Glyn A. Rodgers	33,526	169,642	8,303	42,013

(1)Based on the closing price of our common stock on June 30, 2022 of $5.06 per share.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested			Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date		Shares		Vest Date
John R. Hewitt	16,978	8/24/2022	(1)	—	(3)	8/26/2022
	9,043	8/26/2022	(2)	25,467	(3)	8/24/2023
	8,345	8/27/2022	(2)	27,675	(3)	8/30/2024
	18,450	8/30/2022	(1)
	16,978	8/24/2023	(1)
	9,043	8/26/2023	(2)
	18,450	8/30/2023	(1)
	16,978	8/24/2024	(1)
	18,450	8/30/2024	(1)
	18,450	8/30/2025	(1)
Alan R. Updyke	7,502	8/24/2022	(1)	—	(3)	8/26/2022
	2,170	8/26/2022	(2)	7,502	(3)	8/24/2023
	6,782	8/26/2022	(2)	8,152	(3)	8/30/2024
	1,658	8/27/2022	(2)
	8,154	8/30/2022	(1)
	7,502	8/24/2023	(1)
	2,170	8/26/2023	(2)
	6,782	8/26/2023	(2)
	8,152	8/30/2023	(1)
	7,502	8/24/2024	(1)
	8,152	8/30/2024	(1)
	8,152	8/30/2025	(1)
Kevin S. Cavanah	7,056	8/24/2022	(1)	—	(3)	8/26/2022
	3,007	8/26/2022	(2)	7,056	(3)	8/24/2023
	2,775	8/27/2022	(2)	7,668	(3)	8/30/2024
	7,670	8/30/2022	(1)
	7,056	8/24/2023	(1)
	3,006	8/26/2023	(2)
	7,668	8/30/2023	(1)
	7,056	8/24/2024	(1)
	7,668	8/30/2024	(1)
	7,668	8/30/2025	(1)
Bradley J. Rinehart	4,412	8/24/2022	(1)	—	(3)	8/26/2022
	1,879	8/26/2022	(2)	4,411	(3)	8/24/2023
	1,609	8/27/2022	(2)	4,794	(3)	8/30/2024
	4,794	8/30/2022	(1)
	4,410	8/24/2023	(1)
	1,879	8/26/2023	(2)
	4,794	8/30/2023	(1)
	4,410	8/24/2024	(1)
	4,794	8/30/2024	(1)
	4,792	8/30/2025	(1)
Glyn A. Rodgers	3,980	8/24/2022	(1)	—	(3)	8/26/2022
	1,695	8/26/2022	(2)	3,979	(3)	8/24/2023
	902	8/27/2022	(2)	4,324	(3)	8/30/2024
	4,326	8/30/2022	(1)
	3,978	8/24/2023	(1)
	1,695	8/26/2023	(2)
	4,324	8/30/2023	(1)
	3,978	8/24/2024	(1)
	4,324	8/30/2024	(1)
	4,324	8/30/2025	(1)

(1)Represents 50% vesting of stock-settled RSUs and 50% vesting of cash-settled RSUs.
(2)Represents vesting of stock-settled RSUs only.
(3)Represents fiscal 2020, 2021 and 2022 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If at least threshold performance is achieved, the performance units are paid out in the form of our common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on our common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The performance period (fiscal 2020, 2021 and 2022) for the fiscal 2020 performance unit award has been completed. In August 2022, the Compensation Committee certified that our relative Total Shareholder Return for the performance period was below the amount required for a Threshold payout. Accordingly, the number of shares presented for the fiscal 2020 performance unit award is zero. Based on our relative Total Shareholder Return for fiscal 2021 and 2022 (two-thirds of the performance period for the fiscal 2021 award), the fiscal 2021 award is presented at the Threshold performance level. Based on our relative Total Shareholder Return for fiscal 2022 (one-third of the performance period for the fiscal 2022 award), the fiscal 2022 award is also presented at the Threshold performance level.
Option Exercises and Stock Vested During Fiscal 2022

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares or Units of Stock Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
John R. Hewitt	—	—	48,571	539,122
Alan R. Updyke	—	—	20,974	229,817
Kevin S. Cavanah	—	—	17,444	193,426
Bradley J. Rinehart	10,600	3,710	10,683	118,404
Glyn A. Rodgers	—	—	6,578	72,152

(1)The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.
(2)Both stock-settled RSUs and cash-settled RSUs were acquired. The number of stock-settled RSUs acquired in fiscal 2022 totaled 40,082, 17,223, 13,915, 8,477 and 4,588 for Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers, respectively. The number of cash-settled RSUs acquired in fiscal 2022 totaled 8,489, 3,751, 3,529, 2,206 and 1,990, which resulted in cash payouts of $93,209, $41,186, $38,748, $24,222 and $21,850 for Messrs. Hewitt, Updyke, Cavanah, Rinehart and Rodgers, respectively.
(3)The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed. The stock awards that vested in fiscal 2022 relate to service-based and performance-based awards and were as follows:

	Service-Based Awards		Performance-Based Awards		Total
Name	Shares or Units of Stock (#)	Value ($)	Shares or Units of Stock (#)	Value ($)	Shares or Units of Stock (#)	Value ($)
John R. Hewitt	48,571	539,122	—	—	48,571	539,122
Alan R. Updyke	20,974	229,817	—	—	20,974	229,817
Kevin S. Cavanah	17,444	193,426	—	—	17,444	193,426
Bradley J. Rinehart	10,683	118,404	—	—	10,683	118,404
Glyn A. Rodgers	6,578	72,152	—	—	6,578	72,152

The performance-based awards that did not vest in fiscal 2022 were the fiscal 2019 performance unit awards that were based on relative Total Shareholder Return from fiscal 2019 through the end of fiscal 2021. Based on our performance over the vesting period, no payout was earned.
Potential Payments Upon Termination or Change of Control
We have entered into Change of Control/Severance Agreements with all of our NEOs. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.
In September 2021, the Board of Directors approved a General Severance Protection Plan for all Officers that aligns with the market, our peers and best practice. The updated Change of Control and Severance benefits for NEOs are included in the table below:

	General Severance		Change of Control
Executive	Payout Multiple	Payout Definition	Protection Window	Payout Multiple	Payout Definition
CEO	2x	Base	24 months	2x	(Base + Target Bonus)
COO	1.5x	Base	24 months	2x	(Base + Target Bonus)
CFO	1.5x	Base	24 months	2x	(Base + Target Bonus)
Business President	1.5x	Base	24 months	1.5x	(Base + Target Bonus)
Under these agreements, payment of benefits may occur under two circumstances:
•If we experience a “Change of Control” and the executive voluntarily incurs separation from service for "Good Reason" or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or
•The executive is terminated from employment at any time for reasons other than Cause.
"Change of Control" means (i) the acquisition by any "person" or "group" (as defined pursuant to Section 13(d) under the Securities Exchange Act) of "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of in excess of 35% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); (ii) during any one (1) year period, individuals who at the beginning of such period constituted the Board of the Company (the "Board") (together with any new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds (2/3) of our directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board; (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in our Voting Securities outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting stock of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting stock of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or (iv) our stockholders approve a plan of complete liquidation or an agreement for our sale or disposition (in one transaction or a series of related transactions) of all or substantially all of our assets to any Person.
“Cause” means, with reference to a severance event, that the executive has been severed from employment with us because of the executive’s theft of our property, embezzlement or dishonesty that results in harm to us; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of our policy. A determination by our Board that an event constituting “Cause” under this Agreement has occurred is binding.
“Good Reason” means a separation from service initiated by the executive on account of any one or more of the following actions or omissions that, unless otherwise specified, occurs following a Change of Control: (i) a material reduction in the rate of annual base compensation or a material reduction in target annual incentive compensation; (ii) a change in the location of the executive’s principal place of employment by more than thirty-five (35) miles from the location where the executive was principally employed immediately prior to the date on which a Change of Control occurs; (iii) a material adverse reduction in the nature or scope of the executive’s office, position, duties, functions, responsibilities or authority (including reporting responsibilities and authority) from those immediately prior to the date on which a Change of Control occurs; or (iv) the failure at any time of the successor company explicitly to assume and agree to be bound by the Plan.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing waiver and release in form and substance satisfactory to us, within sixty (60) days after Separation from Service. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.
In the event an executive is terminated from employment for reasons other than Cause or voluntarily separates from service for Good Reason during a period that commences 180 days prior to the Change of Control and expires on the two (2) year anniversary of the Change of Control, benefits are paid as follows:
•Messrs. Hewitt, Updyke and Cavanah – Paid an amount equal to two years of base salary plus annual target bonus. All forms of long-term incentive awards vest and restrictions on such benefits lapse in accordance with the change of control vesting provisions set forth in the award agreements governing such long-term incentive awards.
•Messrs. Rinehart and Rodgers – Paid an amount equal to one and one-half years of base salary plus annual target bonus. All long-term incentive awards vest and restrictions on such benefits lapse in accordance with the change of control vesting provisions set forth in the award agreements governing such long-term incentive awards.
Beginning with the fiscal 2021 equity awards, accelerated vesting of awards will occur only upon a double-trigger consisting of either (i) a change of control and one of several other occurrences, including the termination of a Named Executive Officer not for cause or if the Named Executive Officer suffers an adverse event in connection with or within two years of the change of control or (ii) a change of control in which the successor company elects not to assume or replace the award with an award of equal value.
In the absence of a Change of Control, in the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:
•Mr. Hewitt – Paid an amount equal to two years of base salary.
•Messrs. Updyke, Cavanah, Rinehart and Rodgers – Paid an amount equal to one and one-half years of base salary.
Benefits will be paid in the calendar year the triggering event occurs and, generally, within sixty days of the date of the triggering event. In no case shall the payment of the severance benefits be paid later than December 31 of the second calendar year following the calendar year in which the Separation from Service occurs.
The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2022 termination date and, where applicable, using the closing price of our common stock on June 30, 2022 of $5.06. These amounts are estimates only. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from our employment.

	Change of Control with Good Reason or Termination for Reasons Other than Cause				Termination by the Company at any Time for Reasons Other than Cause	Retirement	Death, Disability or Change of Control (No Good Reason)
Name	Salary Severance ($) (1)	Annual/Short-Term Incentive Plan Severance ($) (2)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (3)	Total ($)	Salary Severance ($) (4)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (5)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (3)
John R. Hewitt	1,600,000	800,000	2,023,529	4,423,529	1,600,000	1,038,105	2,023,529
Alan R. Updyke	1,010,000	378,750	738,649	2,127,399	757,500	—	738,649
Kevin S. Cavanah	950,000	356,250	665,673	1,971,923	712,500	—	665,673
Bradley J. Rinehart	623,528	311,764	415,472	1,350,764	623,528	—	415,472
Glyn A. Rodgers	562,500	281,250	372,021	1,215,771	562,500	—	372,021

(1)Represents payment of two years of base salary for Messrs. Hewitt, Updyke and Cavanah or one and one-half years of base salary for Messrs. Rinehart and Rodgers for the event specified based on base salary as of June 30, 2022.
(2)Represents payment of annual/short-term incentive severance for the event specified based on the annual target bonus compensation.
(3)Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs settled in stock, RSUs settled in cash and performance share units ("PSUs") due to the specified event. The value shown is the number of unvested RSUs and PSUs, assuming a target performance level, at June 30, 2022 multiplied by the market price of common stock at the close of business on June 30, 2022.
(4)Represents payment of two years of base salary for Mr. Hewitt or one and one-half years of base salary for Messrs. Updyke, Cavanah, Rinehart and Rodgers for the event specified based on base salary as of June 30, 2022.
(5)Represents the value Mr. Hewitt would realize upon the lapsing of restrictions on RSUs settled in stock, RSUs settled in cash and PSUs due to his retirement. The value shown is the value of RSUs settled in stock that would vest, the value of RSUs settled in cash that would vest and the value of PSUs that would vest (assuming a target performance level). For RSUs settled in stock, RSUs settled in cash and PSUs, the value represents the shares received multiplied by the market price of common stock at the close of business on June 30, 2022. Messrs. Updyke, Cavanah, Rinehart and Rodgers were not eligible for retirement at June 30, 2022.
There are no other agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

CEO Pay Ratio
For the year ended June 30, 2022, our last completed fiscal year:
•the median of the annual total compensation of all employees (other than our CEO) was $83,811;
•the annual total compensation of our CEO was $3,459,103; and
•based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 41 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, the methodology and the material assumptions, adjustments, and estimates that we used are described below.
We determined that, as of June 30, 2020, our employee population consisted of 2,780 individuals working at the Company and its consolidated subsidiaries, 2,533 of whom were U.S. employees and 247 of whom were non-U.S. employees.
As permitted under SEC rules, for purposes of identifying our median employee, we excluded 40 non-U.S. employees, or approximately 1.4% of our total employee population. Eight of the excluded employees were located in Australia, and 32 were located in South Korea. After this adjustment, our employee population consisted of 2,740 individuals.
We are required to identify our median employee only once every three years provided that there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. For this year's pay ratio disclosure, we intended to use the same median employee selected in 2021 as a substitute to the median employee initially identified in June 2020 who was subsequently promoted with a 26.6% increase in total compensation. However, as the substituted median employee terminated in December 2021, we elected to use another employee from June 30, 2020 whose compensation is also substantially similar to the original median employee based on the compensation measure used to select the original median employee.
Using a consistently applied compensation measure, which included base pay, overtime, and short-term incentives but excluded the value of health and welfare benefits, we ranked our employees from the highest paid to the lowest paid. Our employee population was evaluated as of June 30, 2020, and reflects compensation paid from July 1, 2019 through June 30, 2020. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency to our Canadian employees. We did not use any cost of living adjustments.
Where allowed under SEC rules, we have annualized compensation through June 30, 2020 for employees newly hired after July 1, 2019.
Based on the above determination, our median employee's total annual compensation for the fiscal year ended June 30, 2022 (calculated in accordance with Item 402(c) of Regulation S-K) was $83,811. Our CEO's total annual compensation (calculated in accordance with Item 402(c) of Regulation S-K and as reported in the Summary Compensation Table) was $3,459,103. The resulting ratio was 41:1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules using the data and assumptions summarized above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation
As required by SEC rules, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. We are open to receiving feedback from stockholders on executive compensation and currently provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers every year.
As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board unanimously recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement.
The Board welcomes our stockholders’ views on this subject and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

PROPOSAL NUMBER 4: Approval of Amendment to the Matrix Service Company 2020 Stock and Incentive Compensation Plan to increase the authorized number of shares from 1,725,000 to 2,350,000
On September 21, 2020, our Board of Directors adopted the Matrix Service Company 2020 Stock and Incentive Plan (the “2020 Plan”), which was subsequently approved by our stockholders at the 2020 Annual Meeting. The 2020 Plan authorized 1,725,000 shares for issuance under the Plan plus (i) the number of shares subject to options outstanding under prior Matrix Service Company Stock and Incentive Plans (the “Prior Plans”) on November 3, 2020, the effective date of the 2020 Plan (the “Effective Date”) which expire, or are cancelled or terminated after the Effective Date without being exercised, and (ii) the number of shares subject to awards (other than options) granted under the Prior Plans that were outstanding and unvested as of the Effective Date without having become vested or that are exchanged by a Participant or withheld by the Company or an Affiliate after the Effective Date to satisfy the tax withholding obligations related to the award.
As of the Record Date, 1,302,170 shares had been issued or remained outstanding under the 2020 Plan assuming target payout of all outstanding PSUs, and 2,135,074 shares had been issued or remained outstanding under the 2020 Plan assuming maximum payout of all outstanding PSUs. Approximately 913,634 shares remained available for future grants (assuming a target performance level for any outstanding PSUs). Approximately 80,730 shares remained available for future grants (assuming a maximum performance level for any outstanding PSUs). We expect to exhaust the existing share reserve of the 2020 Plan in the next 2 months and believe it is prudent to replenish the share reserve at this time. Without the additional shares, we would need to make changes to our long-term incentive program in order to conserve the remaining share reserve, which would impact the mix of compensation elements used. See “Executive Compensation - Compensation Discussion and Analysis.” In order to enable us to continue offering meaningful equity-based incentives, the Board believes it is both necessary and appropriate to increase the number of shares available for these purposes. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to amend the 2020 Plan to increase the maximum authorized shares under the 2020 Plan by 625,000 shares, increasing the total authorized shares under the 2020 Plan from 1,725,000 to 2,350,000 shares.
A summary of the 2020 Plan, as proposed to be amended, is set forth below. This summary is qualified in its entirety by the full text of the First Amendment to the Matrix Service Company 2020 Stock and Incentive Plan, which is attached to this Proxy Statement as Appendix A, and the full text of the original Matrix Service Company 2020 Stock and Incentive Plan, which is attached as Appendix A to the Company’s proxy statement filed on September 24, 2020.
Background for the Current Request to Increase the Share Reserve under the 2020 Plan
Significant Historical Award Information. Common measures of a stock plan’s cost include burn rate, dilution and overhang. The burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average equity run rate of 2.3% of shares outstanding per year. Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our various equity plans and also includes shares that may be awarded under our various equity plans in the future (“overhang”).
The following table shows how our key equity metrics have changed over the past three years:

Key Equity Metrics		Fiscal 2022	Fiscal 2021	Fiscal 2020
Equity Run Rate	(1)	2.6%	2.5%	1.9%
Overhang	(2)	10.7%	11.5%	10.4%
Dilution	(3)	5.5%	4.9%	4.9%
(1)Equity run rate is calculated by dividing the number of shares subject to equity awards granted during the year (assuming target performance levels) by the weighted-average number of shares outstanding during the year.
(2)Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year (assuming target performance levels) and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.

(3)Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year (assuming target performance levels) by the number of shares outstanding at the end of the fiscal year. For the purpose of these calculations, shares are counted on the basis of the method utilized in the current plan.
Number of Shares Requested. Our Board considered several factors in determining to request 625,000 additional shares for the 2020 Plan:
•Assuming stockholder approval of the proposed amendment to the 2020 Plan, 1,538,634 shares (assuming a target performance level for any outstanding PSUs, which could potentially vest above target performance) will be available for future grant. We expect this amount to last for approximately 1 year of awards. This estimate is based on a run rate of between 1.9% and 2.6%. While we believe this modeling provides a reasonable estimate of how long such a share reserve would last, there are a number of factors that could impact our future equity share usage.
•The total overhang resulting from the share request, including awards outstanding under all of our equity plans, represents approximately 12.4% of the shares outstanding as of the Record Date.
Updated Share Information as of October 13, 2022. The information included in this Proxy Statement and our 2022 Annual Report is updated by the following information regarding all existing equity compensation plans as of the Record Date:

Total number of awards outstanding, including restricted stock units (RSUs) and performance share unit awards (PSUs)	(1)	1,302,170
Shares available for grant under the 2020 Plan	(2)	913,634
Total shares of common stock outstanding		26,972,621
(1)The number of shares subject to outstanding PSUs assumes performance at the target performance level. No stock options or stock appreciation rights were outstanding as of October 13, 2022. Assuming maximum payout of outstanding PSUs, awards totaling 2,135,074 shares are outstanding under the 2020 Plan.
(2)The number of shares remaining available for future grant under the 2020 Plan reflects PSUs at target payout. Assuming maximum payout of outstanding PSUs, a total of 80,730 shares remain available for grant under the 2020 Plan.
Consequences of Failing to Approve the Proposal
The First Amendment to the 2020 Plan will not be implemented unless approved by our stockholders. If the First Amendment to the 2020 Plan is not approved by our stockholders, the 2020 Plan will remain in effect in its current form, and we will continue to grant awards thereunder until our share reserve under the 2020 Plan is exhausted, which could occur as soon as December 2022, based on current expected equity grant practices (noting again that the share reserve could last for a longer period of time, depending on our future equity grant practices, which we cannot predict with certainty).
Summary of Amended 2020 Plan
The following summary provides a general description of the material features of the 2020 Plan, as amended, but is not a complete description of all provisions of the 2020 Plan and is qualified in its entirety by reference to the full text of the First Amendment to the Matrix Service Company 2020 Stock and Incentive Plan, which is attached to this Proxy Statement as Appendix A, and the full text of the original Matrix Service Company 2020 Stock and Incentive Plan, which is attached as Appendix A to our proxy statement filed on September 24, 2020, which are incorporated by reference in this proposal. The purpose of the 2020 Plan is to promote the success and enhance the value of the Company by linking the personal interests of our employees and non-employee directors to those of our stockholders, and by providing an incentive for outstanding performance. The 2020 Plan permits the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards (collectively referred to as “Awards”).
Key Features of the 2020 Plan
In addition to the changes described above, the 2020 Plan includes additional key provisions designed to protect our stockholders' interests and to reflect corporate governance best practices:

•No discounted options or related Awards may be granted;
•Except as otherwise provided in an Award agreement at the time of grant or thereafter by the Compensation Committee, Awards are generally non-transferrable, except to an Award recipient's immediate family member, pursuant to a qualified domestic relations order, by will or the laws of descent and distribution, or to a trust of which the Award recipient is and remains the sole beneficiary for his or her lifetime;
•No automatic Award grants are made to any eligible individual;
•Limitations on the maximum number or amount of Awards that may be granted to certain individuals during any fiscal year;
•No repricing of stock options or stock appreciation rights without stockholder approval;
•The total number of shares of common stock available for Awards will be reduced by the total number of stock options or stock appreciation rights that have been exercised, regardless of whether (i) any of the shares of common stock underlying such Awards are not actually issued to the participant as the result of a net settlement and (ii) any shares of common stock are used to pay any exercise price or tax withholding obligation with respect to any stock option or stock appreciation right;
•Except under limited circumstances, all awards must include a minimum one-year vesting period; and
•Awards are subject to potential reduction, cancellation, forfeiture, recoupment or other clawback under certain specified circumstances in accordance with our current clawback policy and any other clawback policies we may adopt.
Administration. The Compensation Committee of the Board of Directors (the “Committee”), administers the 2020 Plan and has authority to make Awards under the 2020 Plan, to set the terms of the Awards, to interpret the 2020 Plan, to establish any rules or regulations relating to the 2020 Plan that it determines to be appropriate and to make any other determination that it believes necessary or advisable for the proper administration of the 2020 Plan.
Eligibility. All employees and non-employee directors of the Company and its affiliates are eligible to receive Awards under the 2020 Plan, as determined by the Committee. Eligible employees and non-employee directors who are designated by the Committee to receive an Award under the 2020 Plan are referred to as “Participants.” As of August 31, 2022, we had approximately 2,800 employees and seven non-employee directors who would be eligible to be Participants in the 2020 Plan.
Individual Limits on Awards. The 2020 Plan contains limits on the Awards granted to any employee. Accordingly,
•The maximum number of shares that may be awarded in the form of stock options or stock appreciation rights to any employee in any fiscal year is 400,000 shares.
•The maximum number of shares that may be awarded in the form of restricted stock or restricted stock units to any employee in any fiscal year is 400,000 shares.
•The maximum number of shares that may be awarded in the form of performance shares or performance units to any employee in any fiscal year is 400,000 shares.
•The maximum aggregate amount that may be awarded or credited in the form of cash-based Awards to any employee in any fiscal year is $5,000,000.
•The maximum number of shares that may be awarded in the form of other stock-based Awards to any employee in any fiscal year is 400,000 shares.
In addition, no individual who is a non-employee director will be granted Awards covering more than 100,000 shares in the aggregate during any fiscal year, and in no event will the grant date fair value of Awards granted to a non-employee director exceed $400,000 in the aggregate during any fiscal year.

Number of Shares Subject to the 2020 Plan. The current number of shares of our common stock reserved for issuance under the 2020 Plan is 1,725,000 shares, subject to certain adjustments as provided in the 2020 Plan. The Board of Directors has approved an amendment, subject to stockholder approval, to increase the number of shares reserved for issuance under the 2020 Plan to 2,350,000 shares.
Share Counting Rules. The following are other rules for counting shares against the applicable share limits of the 2020 Plan:
•For Awards settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2020 Plan.
•For shares that are delivered pursuant to the exercise of a stock appreciation right or stock option, the number of underlying shares to which the exercise related shall be counted against the applicable share limits, as opposed to the number of shares actually issued. For example, if a stock option relates to 1,000 shares and is exercised on a cashless basis at a time when the payment due to the Participant is 150 shares, then 1,000 shares shall be charged against the applicable share limits.
•Except as otherwise provided below, shares that are subject to Awards that expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the Prior Plans or the 2020 Plan will again be available for subsequent Awards under the 2020 Plan.
•Shares that are exchanged by a Participant or withheld by us as full or partial payment in connection with any Award other than an option or stock appreciation right granted under either the Prior Plans or the 2020 Plan, as well as any shares exchanged by a Participant or withheld to satisfy the tax withholding obligations related to any such Award, will be available for subsequent Awards under the 2020 Plan. This includes shares subject to any awards that are outstanding under the Prior Plans as of the November 3, 2020 effective date of the 2020 Plan, which shares may become available for re-issuance under the 2020 Plan in the circumstances described in the preceding sentence. The number of shares subject to outstanding awards under the Prior Plans as of August 31, 2020 was 1,442,329.
•Shares that are exchanged by a Participant or withheld by us to pay the exercise price of an option or stock appreciation right granted under the Prior Plans or the 2020 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any option or stock appreciation right, will not be available for subsequent Awards under the 2020 Plan.
Source of Shares. Common stock issued under the 2020 Plan may come from authorized but unissued shares of our common stock or from treasury shares.
Stock Options. The Committee may grant nonqualified stock options or incentive stock options to purchase shares of our common stock. The Committee will determine the number and exercise price of the options, and the time or times that the options become exercisable, provided that the option exercise price may not be less than the fair market value of a share of common stock on the date of grant. The term of an option will also be determined by the Committee, but may not exceed ten years. No dividends or dividend equivalents will be granted alone or in conjunction with any stock option Award.
The option exercise price may be paid in cash; by check; in shares of common stock; through a “cashless” exercise arrangement with a broker; or in any other manner authorized by the Committee. Incentive stock options will be subject to certain additional requirements necessary in order to qualify as incentive stock options under Section 422 of the Code.
Stock Appreciation Rights. A stock appreciation right may be granted by the Committee in its discretion. The Committee may grant freestanding stock appreciation rights, tandem stock appreciation rights or any combination of these forms of stock appreciation rights. The grant price for each stock appreciation right shall be determined by the Committee and shall be specified in the Award agreement, but in no event shall the grant price be less than the fair market value of a share of our common stock on the date the stock appreciation right is granted. The grant price of tandem stock appreciation rights shall be equal to the option price of the related option. The term of the stock appreciation right shall be determined by the Committee and specified in the Award agreement which relates to the stock appreciation right, but may not exceed ten years. Outstanding stock appreciation rights may be exercised on whatever terms and conditions the Committee imposes. Tandem stock appreciation rights may be exercised for all or part of the shares subject to the related option on the surrender of the right to exercise equivalent portions of the related option. A tandem stock appreciation right may be exercised only with respect to the shares for which the related option is unexercisable. With respect to a tandem stock appreciation right granted in connection with an incentive stock option:
•the tandem stock appreciation right will expire no later than the expiration of the underlying incentive stock option;
•the value of the payout with respect to the tandem stock appreciation right will be for no more than 100 percent of the difference between the option price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem stock appreciation right is exercised; and
•the tandem stock appreciation right may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option.
No dividends or dividend equivalents will be granted alone or in conjunction with an Award of stock appreciation rights.
On the exercise of a stock appreciation right, a participant will be entitled to receive payment in an amount determined by multiplying:
•the difference between the fair market value of a share of common stock on the date of exercise and the grant price; by
•the number of shares with respect to which the stock appreciation right is exercised.
In the discretion of the Committee, the payment of the stock appreciation right exercised may be in cash, shares of equivalent value (based on the fair market value on the date of exercise of a stock appreciation right), in some combination thereof or in any other form approved by the Committee.
Restricted Stock. Shares of common stock may be granted by the Committee to an eligible employee or non-employee director and made subject to restrictions on sale, pledge or other transfer for a certain period (the restricted period). All shares of restricted stock will be subject to such restrictions as the Committee may provide in an Award agreement with the Participant, including provisions obligating the Participant to forfeit or resell the shares to us in the event of termination of employment or service or if specified performance goals or targets are not met. A Participant’s rights with respect to such shares shall be subject to the restrictions provided in the Award agreement and the 2020 Plan. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on restricted stock to the extent the applicable period of restriction has expired and, with respect to restricted stock that is subject to performance-based goals, to the extent the restricted stock has been earned by achievement of the corresponding performance criteria.
Restricted Stock Units. A restricted stock unit represents the right to receive from us, on the respective scheduled vesting or payment date for such restricted stock unit, one or more shares of common stock, cash or some combination thereof as the Committee may determine. An Award of restricted stock units may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the 2020 Plan. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying restricted stock units to the extent the applicable period of restriction has expired and, with respect to restricted stock units that include performance-based goals, to the extent the restricted stock units have been earned by achievement of the corresponding performance criteria.

Performance Shares, Performance Units and Cash-Based Awards. Performance shares, performance units and cash-based Awards may be granted in such amounts and subject to such terms and conditions as determined by the Committee at the time of grant and as set forth in the Award agreement. The Committee will set performance goals, which, depending on the extent to which they are met, will determine the number and/or value of the performance shares/units and cash-based Awards that will be paid out to the Participant and whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares to the extent the underlying performance shares or performance units have been earned by achievement of the corresponding performance criteria.
Participants will receive payment of the value of performance shares/units earned after the end of the performance period. Payment of performance shares/units and cash-based Awards will be made in shares, cash or a combination thereof that have an aggregate fair market value equal to the value of the earned performance shares/units and cash-based Awards at the close of the applicable performance period as the Committee determines. Shares may be granted subject to any restrictions deemed appropriate by the Committee.
Other Stock-Based Awards. The 2020 Plan also authorizes the Committee to grant Participants Awards of common stock and other Awards that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, or the appreciation in value of, shares of our common stock (other stock-based Awards). The Committee has discretion to determine the Participants to whom other stock-based Awards are to be made, the times at which such Awards are to be made, the sizes of such Awards, the form of payment, and all other conditions of such Awards, including any restrictions, deferral periods or performance requirements. The Committee may also determine whether a Participant will be entitled to receive the value equivalent of any dividends paid during the performance period. However, a Participant will only be entitled to receive an amount in respect of dividends paid on shares underlying stock-based Awards to the extent the applicable period of restriction has expired and, with respect to other stock-based Awards that include performance-based goals, to the extent the stock-based Awards have been earned by achievement of the corresponding performance criteria.
Performance-Based Compensation. Awards may be granted to employees that are intended to be “performance-based compensation” which are determined by the attainment of one or more performance goals. These performance-based Awards may be either equity or cash Awards, or a combination of both. Holders are only entitled to receive payment for a performance-based Award for any given performance period to the extent that performance goals set by the Committee are satisfied. These performance goals must be based on one or more of the following performance criteria:
•net earnings or net income (before or after taxes);
•earnings per share;
•net operating profit;
•operating income;
•operating income per share;
•return measures (including, but not limited to, return on assets, return on capital, return on invested capital, and return on equity, sales or revenue);
•cash flow (including, but not limited to, operating cash flow, free cash flow, free cash flow margin, and cash flow return on capital or investments);
•earnings before or after taxes, interest, depreciation, and/or amortization and impairment of intangible assets;
•share price (including, but not limited to, growth measures and total stockholder return);
•margins (including, but not limited to, gross or operating margins);

•operating efficiency;
•customer satisfaction;
•employee satisfaction;
•working capital targets;
•revenue or sales growth or growth in backlog;
•growth of assets;
•productivity ratios;
•expense targets;
•measures of health, safety or environment (including, but not limited to, total recordable incident rate and safety training measures);
•market share;
•credit quality (including, but not limited to, days sales outstanding);
•economic value added;
•price earnings ratio;
•improvements in capital structure;
•compliance with laws, regulations and policies; and
•such other measures selected or defined by the Committee at the time such performance criteria are established.
With respect to particular performance-based Awards, the Committee is permitted to make certain equitable and objectively determinable adjustments to the performance goals. The Committee may reduce or eliminate, but not increase, the amount specified in the original Award.
Minimum Vesting Requirements. Awards under the 2020 Plan are subject to a one-year minimum vesting or forfeiture restriction period. This one-year minimum vesting or forfeiture restriction period does not apply to the grant of any such Awards with respect to an aggregate number of shares that does not exceed 5% of the total shares available for issuance under the 2020 Plan.
Recapitalization Adjustments. In the event of any “equity restructuring” event (such as a stock dividend, stock split, reverse stock split or similar event) with respect to our common stock, the number of shares of common stock with respect which Awards may be granted, the number of shares subject to outstanding Awards, the exercise price with respect to outstanding Awards and the individual grant limits with respect to share-denominated Awards shall be equitably adjusted in order to prevent dilution or enlargement of Participants’ rights under the 2020 Plan.
Change of Control. The following paragraphs describe how Awards under the 2020 Plan would be affected in the event of a Change of Control (as defined below), except as otherwise provided in the Award agreement between a Participant and the Company.
Definition of Change of Control. Generally, a Change of Control will be deemed to occur if:
•any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power of all the then outstanding voting securities;
•any person purchases or otherwise acquires under a tender offer, securities of the Company representing more than fifty percent (50%) of the total voting power of all the then outstanding voting securities;

•individuals who, as of the November 3, 2020 effective date of the 2020 Plan, constitute the Board of Directors (together with any new directors whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors on the effective date or whose election or nomination for election was previously so approved but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board of Directors;
•the consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting securities of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; or
•the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any person.
Vesting Acceleration if Awards are Not Assumed, Replaced or Converted. If an Award is not assumed, replaced or converted at the time of a Change of Control by the surviving entity, then such outstanding nonvested Award will be subject to the following treatment:
•Upon a Change of Control, all outstanding stock options and stock appreciation rights that are not vested and as to which vesting depends solely upon the satisfaction of a service obligation by the Participant will become fully vested and immediately exercisable over the exercise period set forth in the applicable Award agreement. However, the Committee may require such vested stock options and stock appreciation rights to be settled in cash within thirty (30) days following such Change of Control.
•Upon a Change of Control, all outstanding stock options and stock appreciation rights that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions will immediately vest and all performance conditions will be deemed satisfied at the greater of target performance or the level of achievement of the performance goals for the Award as determined by the Committee not later than the date of the Change of Control and will be exercisable over the exercise period set forth in the applicable Award Agreement. However, the Committee may require such vested Stock Options and SARs to be settled in cash within thirty (30) days following such Change of Control.
•All Awards, other than stock options and stock appreciation rights, that are not vested and as to which vesting depends solely upon the satisfaction of a service obligation by the Participant shall become fully vested upon a Change of Control and will be paid in shares, cash or a combination thereof, as determined by the Committee, within thirty (30) days following the effective date of the Change of Control.
•All Awards, other than stock options and stock appreciation rights, that are not vested and as to which vesting depends upon the satisfaction of one or more performance conditions will immediately vest and all performance conditions will be deemed satisfied at the greater of target performance or the level of achievement of the performance goals for the Award as determined by the Committee not later than the date of the Change of Control and will be paid in shares, cash or a combination thereof, as determined by the Committee within thirty (30) days following the effective date of a Change of Control.
Vesting Acceleration if Awards are Assumed, Replaced or Converted. If an Award is assumed, replaced or converted at the time of a Change of Control by the surviving entity (“Replacement Award”), then such Replacement Award will become fully vested upon a Participant’s involuntary termination of service without Cause or a voluntary termination of service after suffering an Adverse Event subject to the following:

•Replacement Awards in the form of service-based stock options or stock appreciation rights shall be fully exercisable for the remainder of their respective terms.
•Replacement Awards in the form of a performance-based stock option or performance-based stock appreciation right shall be deemed to be satisfied at the greater of target performance or the level of achievement of the performance goals for the Award as determined by the Committee, taking into account performance through the latest date preceding the termination of service as to which performance can, as a practical matter, be determined and shall be fully exercisable for the remainder of the term of the stock option or stock appreciation right, as applicable.
•Replacement Awards in the form of performance-based Awards (other than stock options or stock appreciation rights) shall be deemed to be satisfied at the greater of target performance or the level of achievement of the performance goals for the Award as determined by the Committee, taking into account performance through the latest date preceding the termination of service as to which performance can, as a practical matter, be determined and paid upon or within thirty (30) days of such termination of service.
•Replacement Awards in the form of service-based Awards (other than stock options or stock appreciation rights) shall be paid upon or within thirty (30) days of such termination of service.
Discontinuance or Amendment of the 2020 Plan; No Repricing. Our Board or the Committee may amend, modify, suspend or terminate the 2020 Plan in whole or in part at any time, but no amendment may materially diminish any of the rights of a Participant under any Awards previously granted without his or her consent. In addition:
•without the prior approval of our stockholders, options and stock appreciation rights issued under the 2020 Plan will not be repriced, replaced or regranted through cancellation, whether in exchange for cash or another type of Award, by lowering the exercise price of a previously granted option or the grant price of a previously granted stock appreciation right or by replacing a previously granted option or stock appreciation right with a new option with a lower option price or a new stock appreciation right with a lower grant price; and
•to the extent necessary under any applicable law, regulation or exchange requirement, no amendment shall be effective unless approved by our stockholders in accordance with applicable law, regulation or exchange requirement.
Tax Withholding. We may withhold from any payments or stock issuances under the 2020 Plan, or collect as a condition of payment, any taxes required by law to be withheld. Subject to the Committee’s right to approve, any Award recipient may, but is not required to, satisfy his or her withholding tax obligation by electing to deliver currently owned shares of our common stock or to have us withhold, from the shares the Participant would otherwise receive, shares of our common stock, in each case having a value equal to the minimum amount required to be withheld (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).
Clawback Policy and Other Forfeiture Events. The 2020 Plan will be subject to any written clawback policy we adopt, which policy may subject a Participant’s Awards and other rights and benefits under the 2020 Plan to reduction, cancellation, forfeiture or recoupment if certain events or wrongful conduct specified in the policy occur. The Committee may also specify in an Award agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment on the occurrence of certain specified events, including violation of material Company policies, breach of noncompetition, confidentiality, nonsolicitation, noninterference, corporate property protection, or other obligation (by agreement or otherwise) that may apply to the Participant.
U.S. Federal Income Tax Consequences
The Company believes that under present U.S. federal income tax laws the following are the U.S. federal income tax consequences generally arising with respect to Awards under the 2020 Plan. The following summary does not purport to be a complete description of all applicable rules, and these rules (including those summarized below) are subject to change. The summary does not address the effects of any state or local or non-U.S. tax laws that may be applicable.
Nonqualified Stock Options
In general, no taxable income is realized by a Participant upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the Participant will be treated as receiving compensation (taxable as ordinary income and subject to withholding and employment taxes) in an amount equal to the fair market value of a share of our common stock at such time, less the exercise price paid. The Participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the Participant exercises such option. Any subsequent gain or loss generally will be taxable as a capital gain or loss. We generally should be entitled to a federal income tax deduction at the time and for the same amount as the Participant recognizes ordinary income.
Incentive Stock Options
In general, no taxable income is realized by a Participant upon the grant of an incentive stock option. Additionally, if the applicable employment-related requirements are met, the Participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of our common stock received over the option purchase price is an item of tax preference income potentially subject to the alternative minimum tax. If any of the requirements for incentive stock options under the Code are not met, the incentive stock option will be treated as a nonqualified stock option and the tax consequences described above for nonqualified stock options will apply. Once an incentive stock option has been exercised by a Participant, if the stock acquired upon exercise is held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the excess of the fair market value of the stock on the date of exercise over the exercise price (less any diminution in value of the stock after exercise) will be treated as compensation (taxed as ordinary income and subject to withholding and employment taxes) and we will be entitled to a deduction to the extent of the amount so included in the income of the holder. Appreciation in the stock subsequent to the exercise date will be taxed as long-term or short-term capital gain, depending on whether the stock was held for more than one year after the exercise date.
Stock Appreciation Rights
A Participant who is granted a SAR generally will not recognize ordinary income upon receipt of the SAR. Rather, at the time of exercise of such SAR, the Participant will recognize ordinary income for income tax purposes in an amount equal to the value of any cash received and the fair market value on the date of exercise of any shares received. We generally will be entitled to a tax deduction at such time and in the same amount, if any, that the Participant recognizes ordinary income. The Participant’s tax basis in any shares received upon exercise of a SAR will be the fair market value of the shares on the date of exercise, and if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the Participant) depending upon the length of time such shares were held by the Participant.
Restricted Stock
A Participant generally will not be taxed upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the shares are no longer subject to a “substantial risk of forfeiture” (within the meaning of the Code). We generally will be entitled to a deduction at the time when, and in the amount that, the Participant recognizes ordinary income on account of the lapse of the restrictions. A Participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the Participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the restricted stock will be taxable to the Participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a Participant may elect to recognize ordinary income at the time the restricted stock is awarded in an amount equal to the fair market value at that time, notwithstanding the fact that such restricted stock is subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such Participant at the time the restrictions lapse, the Participant will have a tax basis in the shares equal to their fair market value on the date of the Award, and the Participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such Participant. A Participant who makes an election under Section 83(b) and then forfeits the stock is not entitled to deduct any amount as a result of the forfeiture notwithstanding that the Participant included the fair market value of the stock in income at the time of the election.
Restricted Stock Units
In general, the grant of restricted stock units will not result in income for the Participant or in a tax deduction for us. Upon the settlement of such an Award in cash or shares, the Participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction at the same time and in the same amount.

Other Awards
With respect to other Awards granted under the 2020 Plan, including cash-based Awards and other stock-based Awards, generally when the Participant receives payment with respect to an Award, the amount of cash and/or the fair market value of any shares or other property received will be ordinary income to the Participant, and we generally will be entitled to a tax deduction at the same time and in the same amount.
Golden Parachute Payments
If, on a change of control of our Company, the exercisability or vesting of an Award is accelerated, any excess on the date of the change of control of the fair market value of the shares or cash issued under accelerated Awards over the purchase price of such shares, if any, may be characterized as “parachute payments” (within the meaning of Section 280G of the Code) if the sum of such amounts and any other such contingent payments received by the employee equals or exceeds an amount equal to three times the “base amount” for such employee. The base amount generally is the average of the annual compensation of such employee for the five years ending before the year in which such change in ownership or control occurs. An “excess parachute payment,” with respect to any employee, is the excess of the parachute payments to such person, in the aggregate, over and above such person’s base amount. If the amounts received by an employee upon a change-in-control are characterized as parachute payments, such employee will be subject to a 20 percent excise tax on the excess parachute payment and we will be denied any deduction with respect to such excess parachute payment.
New Plan Benefits
The types and amounts of benefits that will be awarded under the 2020 Plan are not currently determinable. Awards granted under the 2020 Plan are within the discretion of the Committee, and the Committee has not determined future Awards or who might receive them. Information on equity-based awards and cash-based awards recently granted under the 2020 Plan to each of our named executive officers is provided under the headings “Summary Compensation Table” and “Grants of Plan-Based Awards During Fiscal Year 2022.”
Vote Required
Approval of this proposal requires approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will be treated as votes against this proposal. If you are a street name stockholder and you do not provide your brokerage firm with voting instructions, your brokerage firm may not cast votes with respect to the shares that you beneficially own. These broker non-votes will have no effect on the vote.
The Board of Directors unanimously recommends that you vote “FOR” approval of the First Amendment to the 2020 Plan and the material terms thereof.

PROPOSAL NUMBER 5: Approval of an Amendment to the Company's Certificate of Incorporation to Allow Exculpation of Officers
At the Annual Meeting, the stockholders will be asked to approve an amendment (the “Charter Amendment”) to the Certificate of Incorporation of the Company, as restated and amended (the “Charter”) to provide for exculpation of liability for officers of the Company for certain breaches of fiduciary duties, similar to the protections currently available for directors of the Company. A copy of the amended and restated charter is attached hereto as Appendix B.
The proposed Charter Amendment would amend Article Tenth of the Charter to read in its entirety as follows:
TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, Directors and officers (as defined in Section 102(b)(7) of the General Corporation Law of the State of Delaware, the “Officers”) of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, except that this Article Tenth shall not eliminate or limit the liability of (i) a Director or Officer for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) a Director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of the General Corporation Law of the State of Delaware, (iv) a Director or Officer for any transaction from which the Director or Officer derived an improper personal benefit, or (v) an Officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of Directors or Officers, then the liability of a Director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
Purpose of the Charter Amendment
Effective August 1, 2022, Delaware has adopted amendments to Section 102(b)(7) of the Delaware General Corporation Law (the “Section 102(b)(7) Amendment”) to allow Delaware corporations to exculpate its officers from personal liability from monetary damages for breach of fiduciary duty as an officer. Prior to the Section 102(b)(7) Amendment, Delaware law has permitted Delaware corporations to exculpate directors from personal liability for monetary damages associated with breaches of the duty of care, but that protection did not extend to a Delaware corporation’s officers. Consequently, stockholder plaintiffs have employed a tactic of bringing certain claims that would otherwise be exculpated if brought against directors, against individual officers to avoid dismissal of such claims. The Section 102(b)(7) Amendment was adopted to address inconsistent treatment between officers and directors and address rising litigation and insurance costs for stockholders. Our Board desires to amend the Charter to maintain provisions consistent with the Section 102(b)(7) Amendment and believes the Charter Amendment, adding the authorized liability protection for certain officers, consistent with the protection currently afforded in the Charter our directors, is necessary in order to continue to attract and retain experienced and qualified officers. The Charter Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. As is currently the case with directors under our Charter, the Charter Amendment would not limit the liability of officers for: any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, and any transaction from which the officer derived an improper personal benefit.
Effectiveness of the Charter Amendment
If the Charter Amendment is approved by the stockholders at the Annual Meeting, it will become effective upon the filing of the Charter Amendment with the Secretary of State of the State of Delaware. In accordance with the Delaware General Corporation Law, however, our board of directors may elect to abandon the Charter Amendment without further action by the stockholders at any time prior to the effectiveness of the filing of the Charter Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the Charter Amendment.

Board Approval and Vote Required
On August 30, 2022, our Board authorized and approved the Charter Amendment and directed that the Charter Amendment be considered at the Annual Meeting. Under the Delaware General Corporation Law, we are required to obtain the affirmative vote of the holders of a majority of our outstanding shares of common stock in order to approve the Charter Amendment. Our Board determined that the Charter Amendment is advisable and in the best interest of the Company and our stockholders, and recommends that our stockholders approve the Charter Amendment.
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR" THE APPROVAL OF THE CHARTER AMENDMENT.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Transactions with Related Persons
We employ our director James H. Miller's son as an attorney in our Legal Department. He received a salary of less than $250,000 in fiscal year 2022 with short-term and long-term incentives in line with his position. His son was one of our full-time employees prior to Mr. Miller's appointment to our Board of Directors in May 2014. The Board has carefully considered this relationship and concluded it does not impair Mr. Miller's independence.
Review, Approval or Ratification of Transactions with Related Persons
Our Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that we shall conduct an appropriate review of all transactions with related persons (those transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K) for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:
•the nature of the related person’s interest in the transaction;
•the material terms of the transaction;
•the significance of the transaction to the related person;
•the significance of the transaction to us;
•whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and
•any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of October 1, 2022, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
Dimensional Fund Advisors LP	1,483,823	(2)	5.5%
6300 Bee Cave Road, Building One
Austin, TX 78746
Jim W. Mogg	60,631	(3)	*
James H. Miller	60,376	(3)	*
John D. Chandler	47,901	(3)	*
Martha Z. Carnes	35,345	(3)	*
Liane K. Hinrichs	28,450	(3)	*
Carlin G. Conner	19,381	(3)	*
Jose L. Bustamante	—	(3)	*
John R. Hewitt	338,283	(3)	1.3%
Alan R. Updyke	57,027	(3)	*
Kevin S. Cavanah	94,841	(3)	*
Bradley J. Rinehart	67,424	(3)	*
Glyn A. Rodgers	10,448	(3)	*
All directors, director nominees and executive officers as a group (17 persons)	998,668	(3)	3.7%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.
(1)Shares of common stock which were not outstanding but which could be acquired by an executive officer upon vesting of a restricted stock unit or upon exercise of an option within 60 days of October 1, 2022 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)Information is as of December 31, 2021 and is based on the Schedule 13G/A dated February 14, 2022 filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is a registered investment adviser. Dimensional has sole voting power over 1,436,865 shares and sole dispositive power over all of the shares shown.
(3)Includes the following shares of common stock that are issuable upon the vesting of RSUs within 60 days after October 1, 2022: 17 directors and executive officers as a group - 54,702 shares, which vest on November 2, 2022 and are all for directors.

Securities Authorized for Issuance under Equity Compensation Plans
The following table provides information concerning our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2022. The following table does not include any shares which may be added to the 2020 Plan in the event that Proposal 4 is approved by the stockholders of the Company.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders	1,465,788	N/A	1,392,706
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,465,788	N/A	1,392,706	(2)

(1)Includes 573,944 RSUs and 891,844 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined.
(2)Represents the total number of shares available for issuance under the Matrix Service Company 2020 Stock and Incentive Compensation Plan. Of the 1,392,706 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, RSUs, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at our 2023 Annual Meeting of Stockholders must be received at our principal executive offices no later than June 26, 2023, if the proposal is to be considered for inclusion pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), in our proxy statement and proxy card for such meeting.
In accordance with the Bylaws, any stockholder who intends to present a proposal at our 2023 Annual Meeting of Stockholders and has not sought inclusion of the proposal in our proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Corporate Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named as proxies (or their substitutes) will vote thereon in accordance with their best judgment. The persons named as proxies will have discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of our Annual Report on Form 10-K may be found by visiting our website at matrixservicecompany.com.
Householding of Proxy Materials
We have adopted a process called “householding” for mailing proxy materials in order to reduce printing and mailing expenses. The SEC householding rules allow us to deliver a single Notice of Internet Availability to stockholders of record who share the same address. If you share an address with another stockholder and have received only one Notice of Internet Availability, but you would prefer to continue receiving a separate Notice of Internet Availability, you may request a separate copy of the Notice of Internet Availability at no cost to you by writing to our Corporate Secretary at 5100 E. Skelly Dr., Ste. 100, Tulsa, OK 74135, or by calling (918) 838-8822. Alternatively, if you are currently receiving multiple copies of the Notice of Internet Availability at the same address and wish to receive a single copy in the future, you may contact us by calling or writing to us at the telephone number or address given above.
If you are a beneficial owner, the bank, broker or other holder of record may deliver only one copy of the Notice of Internet Availability to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability, now or in the future, you may contact us at the address or telephone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Notice of Internet Availability and wish to receive a single copy in the future should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.
Forward-Looking Statements
Certain statements contained in this Proxy Statement are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions. These forward-looking statements include, among others, such things as:
•our ability to generate sufficient cash from operations, access our credit facility, or raise cash in order to meet our short and long-term capital requirements;
•the impact to our business of changes in crude oil, natural gas and other commodity prices;
•the impact to our business of the COVID-19 pandemic;
•amounts and nature of future project awards, revenue and margins from each of our segments;
•the likely impact of new or existing regulations or market forces on the demand for our services;
•our expectations with respect to the likelihood of a future impairment;
•expansion and other trends of the industries we serve; and
•our ability to comply with the covenants in our Credit Agreement.

These statements are based on certain assumptions and analyses we made in light of our experience and our historical trends, current conditions and expected future developments as well as other factors we believe are appropriate. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including the risk factors described in Item 1A of our fiscal 2022 Annual Report on Form 10-K and the following:
•economic, market or business conditions in general (including the length and severity of the COVID-19 pandemic) and in the oil, natural gas, power, agricultural and mining industries in particular;
•the transition to renewable energy sources and its impact on our current customer base;
•the under- or over-utilization of our work force;
•delays in the commencement or progression of major projects, whether due to COVID-19 concerns, permitting issues or other factors;
•reduced creditworthiness of our customer base and the higher risk of non-payment of receivables due to volatility of crude oil, natural gas, and other commodity prices to which our customers' businesses are affected;
•the inherently uncertain outcome of current and future litigation;
•the adequacy of our reserves for claims and contingencies;
•changes in laws or regulations, including the imposition, cancellation or delay of tariffs on imported goods; and
•other factors, many of which are beyond our control.
Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business operations. We assume no obligation to update publicly, except as required by law, any such forward-looking statements, whether as a result of new information, future events or otherwise.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on December 5, 2022
Stockholders may view this proxy statement, the proxy card and our 2022 Annual Report to Stockholders over the Internet at www.proxyvote.com and by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board,

Justin D. Sheets Vice President, General Counsel and Corporate Secretary
October 24, 2022
Tulsa, Oklahoma
A-65

APPENDIX A
First Amendment to Matrix Service Company 2020 Stock and Incentive Compensation Plan
Pursuant to the authority granted to the Board of Directors of Matrix Service Company in Section 10.1 of the 2020 Stock and Incentive Compensation Plan (the “Plan”) and as approved by the shareholders at its annual meeting on December 5, 2022, the Plan is hereby amended to increase the number of shares authorized under the Plan by 625,000 as follows:
Paragraph 4.1(a)(i) of the Plan is hereby amended and restated to provide as follows:
“(i) Two million three hundred fifty thousand (2,350,000) Shares, plus”
Except as otherwise provided in this Amendment, the Matrix Service Company 2020 Stock and Incentive Compensation Plan is ratified and confirmed in all respects.
EXECUTED this ____ day of ______________, 2022.

MATRIX SERVICE COMPANY, a Delaware corporation

ATTEST:

By
Secretary

B-1

APPENDIX B
Amended and Restated Certificate of Incorporation of Matrix Service Company
FIRST: The name of the Corporation is Matrix Service Company.
SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 65 million, consisting of 5 million shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock") and 60 million shares of Common Stock, par value $.01 per share (hereinafter called "Common Stock").
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of any or all of the following:
a.The designation of the series, which may be by distinguishing number, letter or title;
b.The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the creation of the series) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);
c.Whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of the series and the dates at which dividends, if any, shall be payable;
d.The redemption rights and price or prices, if any, for shares of the series;
e.The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
f.The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
g.Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of shares, or any other security, of the Corporation or any other security, of the Corporation or any other corporation, and, if so, the conversion price or prices or rate or rates of exchange, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion or exchange may be made;
h.Restrictions on the issuance of shares of the same series or of any other class or series and the right, if any, to subscribe for or purchase any securities of the corporation or any other corporation;
i.The voting rights, if any, of the holders of such series; and
j.Any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;
All as determined from time to time by the Board of Directors and stated in the resolutions providing for the issuance of such preferred stock (a "Preferred Stock Designation").
The holders of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders. Except as may be provided in this Certificate of Incorporation or by the Board of Directors in a Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of Directors and for all other purposes, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote or consent.
Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any resolutions of the

Board of Directors providing for the issuance of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.
The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.
FIFTH: The Board of Directors is hereby authorized to create and issue rights (the "Rights") entitling the holders thereof to purchase from the Corporation shares of capital stock or other securities. The times at which and the terms upon which the rights are to be issued will be determined by the Board of Directors and set forth in the contracts or instruments that evidence the Rights. The authority of the Board of Directors with respect to the Rights shall include, but not be limited to, determination of the following:
a.The initial purchase price per share of the capital stock or other securities of the Corporation to be purchased upon exercise of the Rights;
b.Provisions relating to the times at which and the circumstances under which the Rights may be exercised or sold or otherwise transferred, either together with or separately from, any other securities of the Corporation;
c.Provisions that adjust the number or exercise price of the Rights or amount or nature of the securities or other property receivable upon exercise of the Rights in the event of a combination, split or recapitalization of any capital stock of the Corporation, a change in ownership of the Corporation's securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to the Corporation or any capital stock of the Corporation, and provisions restricting the ability of the Corporation to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of the Corporation under such Rights;
d.Provisions that deny the holder of a specified percentage of the outstanding securities of the Corporation the right to exercise the Rights and/or cause the Rights held by such holder to become void;
e.Provisions that permit the Corporation to redeem the Rights; and
f.The appointment of a Rights Agent with respect to the Rights;
and such other provisions relating to the Rights as may be determined by the Board of Directors.
SIXTH: Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specific circumstances:
a.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing of such stockholders;
b.Special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within 10 days after receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the members of the Board of Directors; and
c.The business permitted to be conducted at any special meeting of the stockholders is limited to the business brought before the meeting by the Chairman or by the Secretary at the request of a majority of the members of the Board of Directors.
SEVENTH: Section 1. Number, Election and Terms of Directors.
Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, the number of Directors of the Corporation shall be fixed by the Bylaws of the Corporation and may be increased or decreased from time to time in such a manner as may be prescribed by the Bylaws, but in no case shall the number be less than 3 nor more than 15. Election of directors need not be by written ballot unless the Bylaws so provide.
Section 2. Stockholder Nomination of Director Candidates.
Advance notice of stockholder nominations for the election of Directors and advance notice of business to be brought by stockholders before an annual meeting shall be given in the manner provided in the Bylaws of the Corporation.

Section 3. Newly Created Directorships and Vacancies.
Subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, newly created directorships resulting from any increase in the number of Directors and any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the Board of Directors and until such Director's successor shall have been elected and qualified. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of an incumbent Director.
Section 4. Removal of Directors.
Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect additional Directors under specified circumstances, any Director may be removed from office with or without cause by the stockholders in the manner provided in this Section 4 of Article SEVENTH. At any annual meeting of the stockholders of the Corporation or at any special meeting of the stockholders of the Corporation, the notice of which shall state that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Voting Stock (as defined below), voting together as a single class, may remove such Director or Directors.
For the purpose of this Article SEVENTH, "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors. In any vote required by or provided for in this Article SEVENTH, each share of Voting Stock shall have the number of votes granted to it generally in the election of Directors.
EIGHTH: Cumulative voting shall not be allowed in the election of directors.
NINTH: The Board of Directors shall have power to enact, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware and this Certificate of Incorporation, as it may deem best for the management of the Corporation.
TENTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware, Directors and officers (as defined in Section 102(b)(7) of the General Corporation Law of the State of Delaware, the “Officers”) of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, except that this Article Tenth shall not eliminate or limit the liability of such Directors shall not be eliminated or limited (i) a Director or Officer for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) a Director or Officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a Director under Section 174 of the General Corporation Law of the State of Delaware, or (iv) a Director or Officer for any transaction from which the Director or Officer derived an improper personal benefit, or (v) an Officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware is subsequently amended to authorize corporate action further eliminating or limiting the personal liability of Directors or Officers, then the liability of a Director or Officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
ELEVENTH: The Corporation shall, to the full extent permitted by Section 145 of Title 8 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
TWELFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the General Corporation law of the State of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as such court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, such compromise or arrangement and such reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

THIRTEENTH: Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66⅔ percent of the combined voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, repeal, or adopt any provision inconsistent with Article FIFTH, SIXTH, SEVENTH or THIRTEENTH.
FOURTEENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

	For	Against	Abstain
1a. Jose L. Bustamante	☐	☐	☐
1b. Martha Z. Carnes	☐	☐	☐
1c. John D. Chandler	☐	☐	☐
1d. Carlin G. Conner	☐	☐	☐
1e. John R. Hewitt	☐	☐	☐
1f. Liane K. Hinrichs	☐	☐	☐
1g. James H. Miller	☐	☐	☐
1h. Jim W. Mogg	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5.

	For	Against	Abstain
2. To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2023.	☐	☐	☐
3. Advisory vote on named executive officer compensation.	☐	☐	☐
4. To consider and vote upon a proposal to amend the Company's 2020 Stock and Incentive Compensation Plan to increase the number of shares of Common Stock of the Company authorized for issuance thereunder from 1,725,000 to 2,350,000.	☐	☐	☐
5. Approval to amend and restate the Company's Certificate of Incorporation to provide for exculpation of officers.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000582078_1 R1.0.0.39

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com

MATRIX SERVICE COMPANY

Annual Meeting of Stockholders

December 5, 2022 10:00 AM Central Standard Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM Central Standard Time on December 5, 2022 at www.virtualshareholdermeeting.com/MTRX2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000582078_2 R1.0.0.39